                                                                  EXHIBIT 10.2



                                 LOAN AGREEMENT

                                     among

                               FLEET BANK, N.A.,
                                   as Agent,

                          THE BANKS SIGNATORY HERETO,

                              MS FINANCIAL, INC.,
                                  as Borrower,

                                      and

                        SEARCH FINANCIAL SERVICES INC.,
                                  as Guarantor




                           dated as of July 31, 1997

                               TABLE OF CONTENTS


                                                                        Page
                                                                        ----

ARTICLE I  DEFINITIONS
     SECTION 1.1.  Defined Terms                                          1
     SECTION 1.2.  Other Definitional Provisions                         16

ARTICLE II  AMOUNT AND TERMS OF COMMITMENT AND LOANS
     SECTION 2.1.  Commitment and Loans                                  17
     SECTION 2.2.  Notes                                                 17
     SECTION 2.3.  Borrowing Procedures                                  18
     SECTION 2.4.  Termination and Reduction of Aggregate Commitment     19
     SECTION 2.5.  Prepayments                                           20
     SECTION 2.6.  Apportionment of Prepayments; Calculation of
                     Permitted Overadvance.                              21
     SECTION 2.7.  Increased Costs; Changes in Circumstances             22
     SECTION 2.8.  Use of Proceeds                                       24
     SECTION 2.9.  Interest Payments; Other Provisions Regarding
                     Payments                                            24
     SECTION 2.10. Term of Commitment                                    25

ARTICLE III  FEES AND PAYMENTS
     SECTION 3.1.  Fees                                                  26
     SECTION 3.2.  Collections; Payments                                 26
     SECTION 3.3.  Taxes                                                 28

ARTICLE IV  REPRESENTATIONS AND WARRANTIES
     SECTION 4.1.  Status and Standing                                   30
     SECTION 4.2.  Subsidiaries                                          30
     SECTION 4.3.  Location of Offices and Tangible Property             30
     SECTION 4.4.  Corporate Power and Authority                         30
     SECTION 4.5.  Enforceable Obligations                               30
     SECTION 4.6.  No Violation of Agreements                            31
     SECTION 4.7.  No Material Litigation; Compliance with Laws          31
     SECTION 4.8.  Good Title to Properties                              31
     SECTION 4.9.  Margin Regulations                                    31
     SECTION 4.10. Investment Company                                    32
     SECTION 4.11. Disclosure                                            32
     SECTION 4.12. Taxes and Claims                                      32
     SECTION 4.13. Consents                                              32
     SECTION 4.14. Employee Benefit Plans                                33



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     SECTION 4.15. No Material Adverse Change; Financial Statements.     33
     SECTION 4.16. Environmental Laws, Etc                               33
     SECTION 4.17. Event of Default                                      33
     SECTION 4.18. Solvency                                              33
     SECTION 4.19. Lending Activities and Licenses                       33
     SECTION 4.20. Activities                                            34
     SECTION 4.21. Names                                                 34

ARTICLE V  CONDITIONS PRECEDENT
     SECTION 5.1.  Conditions to Initial Loans and Effectiveness         34
     SECTION 5.2.  Conditions to All Loans                               36
     SECTION 5.3.  Redeliveries to Borrower                              37

ARTICLE VI  AFFIRMATIVE COVENANTS
     SECTION 6.1.  Financial Statements and Other Information            37
     SECTION 6.2.  Taxes                                                 40
     SECTION 6.3.  Insurance                                             40
     SECTION 6.4.  Books and Records; Fiscal Year                        41
     SECTION 6.5.  Inspection by Agent and Banks                         41
     SECTION 6.6.  Perform Obligations                                   41
     SECTION 6.7.  Compliance With Laws                                  41
     SECTION 6.8.  Notice of Certain Events                              42
     SECTION 6.9.  Further Assurances                                    42
     SECTION 6.10. Plans                                                 43
     SECTION 6.11. Maintain Existence                                    43
     SECTION 6.12. Maintain Security Interest                            43
     SECTION 6.13. Car Loans and Consumer Loans                          43

ARTICLE VII  FINANCIAL COVENANTS
     SECTION 7.1.  Net Worth                                             43
     SECTION 7.2.  Leverage Ratio                                        44
     SECTION 7.3.  Unrestricted Cash                                     44
     SECTION 7.4.  Capital Expenditures                                  44
     SECTION 7.5.  Delinquency Ratio                                     44

ARTICLE VIII  NEGATIVE COVENANTS
     SECTION 8.1.  Liens                                                 44
     SECTION 8.2.  Indebtedness                                          45
     SECTION 8.3.  Limitation on Investments                             46
     SECTION 8.4.  Restricted Payments                                   46
     SECTION 8.5.  Merger, Consolidation, Sale or Transfers
                     of Assets                                           46
     SECTION 8.6.  Lease-Backs                                           47
     SECTION 8.7.  Change in Business; Change in Name or other Matters   48



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     SECTION 8.8.  Prohibited Amendments                                 48
     SECTION 8.9.  Transactions with Affiliates                          48
     SECTION 8.10. Negative Pledges                                      49
     SECTION 8.11. Inconsistent Agreements                               49
     SECTION 8.12. Change of Control                                     49

ARTICLE IX  DEFAULTS AND REMEDIES
     SECTION 9.1.  Events of Default                                     49
     SECTION 9.2.  Suits for Enforcement                                 52
     SECTION 9.3.  Rights and Remedies Cumulative                        52
     SECTION 9.4.  Rights and Remedies Not Waived                        52

ARTICLE X  MISCELLANEOUS
     SECTION 10.1. Collection Costs                                      53
     SECTION 10.2. Modification and Waiver                               53
     SECTION 10.3. GOVERNING LAW                                         54
     SECTION 10.4. Notices                                               54
     SECTION 10.5. Accounting Terms                                      56
     SECTION 10.6. Costs and Expenses; Indemnity                         57
     SECTION 10.7. WAIVER OF JURY TRIAL AND SETOFF                       58
     SECTION 10.8. Captions                                              58
     SECTION 10.9. Lien; Setoff by Banks                                 58
     SECTION 10.10.JURISDICTION; SERVICE OF PROCESS                      59
     SECTION 10.11.Benefit of Agreement                                  60
     SECTION 10.12.Counterparts                                          60
     SECTION 10.13.Interest                                              60
     SECTION 10.14.Attorneys' Fees                                       61
     SECTION 10.15.Severability                                          61
     SECTION 10.16.Confidentiality                                       61
     SECTION 10.17.Loss, Theft, Etc. of Notes                            62
     SECTION 10.18.Entire Agreement                                      62

ARTICLE XI  AGENCY
     SECTION 11.1. Appointment and Actions                               62
     SECTION 11.2. Independent Credit Decisions                          64
     SECTION 11.3. Indemnification of Agent                              65
     SECTION 11.4. Resignation and Succession                            65

ARTICLE XII  PARTICIPATIONS; SALES AND TRANSFERS
     SECTION 12.1. Participations                                        66
     SECTION 12.2. Sales and Transfers                                   66

ARTICLE XIII  GUARANTY
     SECTION 13.1. Guaranty                                              68
     SECTION 13.2. Waivers by Guarantor                                  69
     SECTION 13.3. Benefit of Guaranty                                   69
     SECTION 13.4. Subordination of Subrogation, Etc                     69
     SECTION 13.5  Election of Remedies                                  69



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                             EXHIBITS AND SCHEDULES


EXHIBIT A                  Commitment and Percentage of Each of the Banks
EXHIBIT B                  Form of Note
EXHIBIT C                  Form of Borrowing Base Certificate
EXHIBIT D                  Form of Loan Request
EXHIBIT E                  Form of Assignment and Acceptance



SCHEDULE 1.1(A)            Warehouse Documentation
SCHEDULE 1.1(B)            Description of Warehouse Facility
SCHEDULE 1.1(C)            Extension Policy
SCHEDULE 4.2               Subsidiaries
SCHEDULE 4.3               Location of Offices and Tangible Property
SCHEDULE 4.7               Material Litigation
SCHEDULE 4.9               Margin Stock
SCHEDULE 4.19(b)           States in Which Borrower Does Business;
                               Licenses and Permits
SCHEDULE 4.19(c)           Current Credit Policies; Operating Policies
SCHEDULE 4.21              Trade Names and Fictitious Names (Present and Past)
SCHEDULE 8.5(c)            Existing Securitizations



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       LOAN AGREEMENT, dated as of July 31, 1997, among MS Financial, Inc., a
Delaware corporation (after giving effect to the herein defined Merger, the "Borrower"), Search Financial Services Inc., a Delaware corporation (formerly known as Search Capital Group, Inc., "Search"), the banks that from time to time are signatories hereto (collectively, the "Banks" and individually, a "Bank"), and FLEET BANK, N.A., as a Bank ("Fleet") and as Agent for the Banks (the "Agent").

       WHEREAS, MS Financial, Inc., a Delaware corporation ("MSF"), Agent and Banks are parties to the Prior Loan Agreement and the other Prior Loan Documents (as such terms and other capitalized terms used but not otherwise defined herein are defined in Article I hereof), pursuant to which the Prior Obligations are outstanding;

       WHEREAS, pursuant to the Merger Documents, on the Closing Date, Merger Sub will merge with and into MSF, with MSF as the survivor of such Merger;

       WHEREAS, the parties hereto wish to enter into this Agreement pursuant to which the Agent and the Banks shall agree to provide certain loans and extensions of credit to Borrower, the proceeds of which shall be used to repay the Prior Obligations in full and to provide funds for the purchase of Car Loans by Borrower and the payment of Borrower's operating expenses in the ordinary course of business, all on the terms and conditions herein contained; and

       WHEREAS, Borrower is willing to secure the payment and performance of its Obligations hereunder by granting to Agent, for the benefit of the Agent and the Banks, a perfected, first priority security interest in the Collateral (as defined in the hereafter defined Security Agreement), which Collateral also secured the Prior Obligations;

       WHEREAS, Search is willing to guaranty the Obligations of Borrower hereunder.

       NOW, THEREFORE, on the basis of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

       SECTION 1.1 Defined Terms. As used in this Agreement, the terms defined in the declaration and recitals hereto shall have the respective meanings ascribed thereto in said declaration and recitals, and the following terms shall have the following respective meanings:




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       "Acquisition Discount" shall mean, with respect to any Car Loan, the difference between (a) the original principal amount owing by the applicable Obligor in respect of such Car Loan as of the date such Car Loan was purchased by Borrower, and (b) the cash purchase price for such Car Loan paid by Borrower to the applicable Dealer for the purchase of such Car Loan by Borrower from such Dealer.

       "Affiliate" shall mean any Person that, directly or indirectly, controls or is controlled by or is under common control with any other Person and, without limiting the generality of the foregoing, shall include any Person that
(a) beneficially owns or holds 20% or more of the Voting Interests of such other Person (determined either by number of shares or number of votes) or (b) is an "associate" (as such term is defined in Rule 405 under the Securities Act of 1933, as in effect on the date hereof) of such other Person. For purposes of this definition and the definition of Change of Control, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise. Notwithstanding the foregoing, neither the Agent nor the Banks shall be deemed to be an Affiliate of any Loan Party.

       "Agent's Depository Account" shall have the meaning ascribed to such term in Section 3.2(a) hereof.

       "Aggregate Commitment" shall mean, as of any date of calculation, the Banks' commitments to make Loans in an aggregate principal amount of $70,000,000, as the same may be reduced from time to time or terminated pursuant to Sections 2.4, 2.10 or 9.1 hereof.

       "Agreement" shall mean this Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

       "Agreement Regarding Servicing" shall mean that certain Agreement Regarding Servicing dated as of the Closing Date between Search and the Agent regarding the servicing of the Car Loans and other Collateral by other Subsidiaries of Search.

       "Assignee" shall have the meaning ascribed to such term in Section 12.2(a) hereof.

       "Assignments" shall have the meaning ascribed to such term in Section 12.2(a) hereof.

       "Assignor" shall have the meaning ascribed to such term in Section 12.2(a) hereof.




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       "Authorized Officers" shall mean, with respect to any Loan Party, those officers or employees of such Loan Party authorized by such Loan Party to act with respect to this Agreement and the other Loan Documents, as designated in writing by Borrower to Agent from time to time, accompanied by an incumbency certificate with specimen signature included.

       "Blocked Accounts" shall have the meaning ascribed to such term in
Section 3.2(a) hereof.

       "Board" shall mean the Board of Governors of the Federal Reserve System, or any Person that hereafter shall succeed to its duties with respect to the regulation of margin credits or the establishment of reserve requirements for commercial banks.

       "Borrowing Base" shall mean, as of any date of calculation, an amount equal to (i) 85% of the Net Amount of Eligible Car Loans pledged to the Agent for the benefit of the Banks pursuant to the Security Agreement, plus (ii) up to $100,000 of cash of Borrower pledged to and in the actual or constructive possession of the Agent for the benefit of the Banks.

       "Borrowing Base Certificate" shall mean a certificate, substantially in the form of Exhibit C hereto, delivered to the Agent from time to time as provided in Section 6.1(h) hereof.

       "Business Day" shall mean any day other than Saturday, Sunday or any other day on which the Banks in the States of Connecticut or New York are required or permitted by law to remain closed.

       "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including capitalized lease obligations but exclusive of operating leases) during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts in the balance sheet of such Person.

       "Capital Interest" shall mean, with respect to (i) any corporation, common stock, preferred stock, and any and all shares or other equivalents (however designated) of any other corporate stock, of such corporation, (ii) any partnership, partnership interests, whether general, special or limited, in such partnership and (iii) with respect to any trust, limited liability company or association, beneficial interests or membership rights (however designated).

       "Car Loan" shall mean a motor vehicle installment sales contract originated by or assigned to Borrower that is secured by title to, security interests in, or liens on a motor vehicle under applicable provisions of the motor vehicle or other similar law of the jurisdiction in which the motor vehicle is titled and registered by the purchaser at the time the contract is originated.




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       "Change of Control" shall mean (a) all or substantially all of the assets of Borrower or Search are sold, leased, transferred or otherwise disposed of as an entirety or substantially as an entirety (in one transaction of a series of transactions) to any Person or Persons; or (b) the stockholders or directors of Borrower or Search consummate or approve a definitive agreement or plan for (i) any merger, consolidation, exchange of shares, recapitalization, restructuring or other business combination with or into another corporation pursuant to which the board of directors of Borrower or Search, as applicable, do not constitute a majority of the board of directors of the survivor of such transactions, or (c) there shall occur any liquidation or dissolution of Borrower or Search; or (d) Borrower shall cease to be a wholly-owned Subsidiary of Search.

       "Closing Date" means July 31, 1997.

       "Collateral" shall mean and include the assets, property or interests in property of whatever nature whatsoever, real, personal or mixed, tangible or intangible, of Borrower or any of its Subsidiaries securing the Loans, or a portion thereof, whether such security is granted under the Security Agreement or otherwise, and all other property and interests in real and personal property that, from time to time, shall secure the Obligations.

       "Collateral Assignments" shall mean, collectively, the Collateral Assignment of Post Office Box dated as of the Closing Date among Borrower, Agent and Trustmark, and the Collateral Assignment of Post Office Box dated as of the Closing Date among Borrower, Agent and Hibernia.

       "Commitment" shall mean, as of any date of determination, with respect to any Bank, the obligation of such Bank to make Loans not exceeding in the aggregate the respective amounts set forth opposite such Bank's name on Exhibit A hereto, as any such amount may be modified from time to time in accordance with the terms hereof.

       "Consumer Loan" shall mean a consumer loan other than a Car Loan that is a direct cash loan or purchase money loan made by Borrower or an indirect loan representing a sales finance contract purchased by Borrower from a Dealer.

       "Current Credit Policies" shall mean (a) as to any Car Loans owned by Borrower as of the Closing Date, Borrower's policies regarding the origination and purchase of retail installment sales contracts, and (b) as to any Car Loans acquired by Borrower from and after the Closing Date, such policies of Search, current copies of which policies are attached as Schedule 4.19(c) hereto, as any such policies may be amended or modified from time to time in accordance with Section 8.8 hereof.

       "Dealer" shall mean a retail vendor of motor vehicles with which Borrower or an Affiliate of Borrower has a Dealer Agreement for the purchase of Car Loans.




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       "Dealer Agreement" shall mean an agreement between a retail vendor of motor vehicles and Borrower or an Affiliate of Borrower pursuant to which Borrower purchases Car Loans from such vendor or such Affiliate purchases Car Loans which it may assign to Borrower.

       "Debt Assumption Agreement" means that certain Debt Assumption Agreement dated as of August 2, 1996 among Search, Search Funding IV, Inc., LaSalle National Bank, as agent, and the other lenders party thereto, as from time to time amended, restated, supplemented or otherwise modified.

       "Default" shall mean any of the events specified in Section 9.1 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

       "Default Rate" shall mean the Prime Rate from time to time in effect plus three percent (3%) per annum.

       "Direct Pay Obligors" shall have the meaning ascribed to such term in
Section 3.2(a) hereof.

       "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

       "Domestic Car Loan" shall mean a Car Loan that is denominated and payable only in Dollars.

       "Eligible Car Loan" shall mean a Car Loan:

       (i) that is secured by an Eligible Vehicle,

       (ii) that represents a Domestic Car Loan to an Obligor (other than an Affiliate of a Loan Party),

       (iii) that was originated by a Dealer other than a Dealer that is an Affiliate of a Loan Party, unless otherwise consented to in writing by the Agent (which consent shall not be unreasonably withheld) and purchased pursuant to a Dealer Agreement, or which, in the case of a Car Loan purchased pursuant to a portfolio acquisition permitted hereunder, was originated by a retail vendor of motor vehicles that is not an Affiliate of a Loan Party, unless otherwise consented to in writing by the Agent (which consent shall not be unreasonably withheld),

       (iv) that is not delinquent (without regard to any stated grace period) more than 60 days on a contractual basis prior to any repossession of the related Eligible Vehicle,




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      (v)    that is not a Repossession Loan,

      (vi) that is not an Extended Loan (A) with respect to which the Extension Policy was not complied with; or (B) with respect to which (1) the Obligor has been granted Extensions in connection with any delinquencies of more than six (6) months in the aggregate for all such Extensions during the initial term of the Extended Loan, or (2) the Obligor has been granted more than six
             (6) Extensions; without limitation of the foregoing, any Extended Loans with respect to which the Obligor has been granted any Extensions in excess of (x) two (2) months in the aggregate at any time during the first year of the original term of such Extended Loan, or (y) four (4) months in the aggregate at any time during the first two years of the original term of such Extended Loan, shall be eligible only to the extent the aggregate amount of such Extended Loans as of any date of determination does not exceed 1% of the Net Amount of Portfolio Loans as of such date,

      (vii) that is consistent with the Current Credit Policies as in effect at the time such Car Loan is purchased by or assigned to Borrower (excluding Car Loans purchased pursuant to a portfolio acquisition permitted hereunder) and that continues to be serviced and administered in conformity with such policies and in accordance with the Extension Policy and Operating Policies,

      (viii) that, as set forth in an opinion, in form and substance, and from legal counsel, reasonably satisfactory to the Agent, constitutes chattel paper in which a security interest may be perfected under the UCC of the applicable jurisdiction by filing financing statements and making a notation of the security interests on the chattel paper and without taking possession of either the agreements evidencing such Car Loan or related certificates of title,

      (ix) that is purchased at a discount and covered by an adequate self-insurance program implemented by Borrower in respect of physical damage losses; provided that no Car Loan (excluding Car Loans purchased pursuant to a portfolio acquisition approved by the Required Banks) shall constitute an Eligible Car Loan to the extent that inclusion of such Car Loan in the Borrowing Base would cause the average discount of all Car Loans then included in the Borrowing Base (excluding Car Loans purchased pursuant to a portfolio acquisition permitted hereunder) to be less than 6.00%,

       (x) in respect of which the representations and warranties set forth in the Security Agreement are true,




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       (xi)  that is not a Rewritten Loan,

       (xii) that is not a Stayed Loan,

       (xiii)that has not previously been sold, discounted or transferred to any Person, other than (i) Car Loans sold in connection with previously completed asset securitizations which have been repurchased by the Borrower or which were sold to, and subsequently repurchased directly from, the Warehouse Facility, and (ii) Car Loans sold to Search or an Affiliate thereof prior to the Closing Date as contemplated by the Prior Loan Agreement which have been transferred and assigned to Borrower by Search or such Affiliate thereof as of or after the Closing Date, and

       (xiv) that meets such other criteria as the Required Banks may from time to time establish in their reasonable credit judgment and that is otherwise not unacceptable to the Required Banks in their reasonable credit judgment.

       "Eligible Jurisdiction" with respect to an Eligible Vehicle, shall mean the jurisdiction in which the motor vehicle is titled and registered by or on behalf of the Obligor at the time of purchase, provided however, that (i) any such jurisdiction shall be in the continental United States, (ii) each jurisdiction in which Borrower owns or purchases Car Loans as of the Closing Date shall be set forth on Schedule 4.19(b), and (iii) Borrower shall provide Agent with prior written notice of each additional jurisdiction in which it proposes to purchase Car Loans at any time after the Closing Date, such notice to be accompanied by an updated copy of Schedule 4.19(b) and a certificate of an Authorized Officer of Borrower to the effect that Borrower has and maintains in full force and effect all licenses, permits or other regulatory approvals which may be required in order to permit Borrower to own or purchase Car Loans in such jurisdiction, and, prior to commencing to own or purchase Car Loans in any such additional jurisdiction, Borrower shall execute and deliver such UCC financing statements or other documents, instruments or agreements as Agent may request in order to perfect and maintain Agent's security interest in the Collateral.

       "Eligible Vehicle" shall mean a new or used motor vehicle that (i) to the best of Borrower's knowledge is not acquired for use in a commercial enterprise or as part of a fleet, (ii) in respect of which Borrower or an Affiliate thereof has and retains legal title (or properly has filed, or the Dealer who sold such vehicle has properly filed on behalf of Borrower or such Affiliate, an initial application seeking to obtain legal title which application, or any prior application relating to the same Obligor or motor vehicle, has not been rejected or denied, explicitly or by implication, and has not been pending for more than (a) 180 days in the case of vehicles titled in the States of Nevada or Texas (provided that in the case of such states, no more than 10% of the title applications pending in such states shall remain pending for more than 180 days), and (b) 120 days in all other cases) or a first priority perfected security interest, or a first priority lien under applicable provisions of the motor vehicle or other similar law of an Eligible Jurisdiction, provided that if such vehicle is titled in the name of an Affiliate of Borrower, such Affiliate shall have duly assigned its rights in such vehicle to Borrower, and (iii) is covered by single interest insurance for confiscations, skips and title defects, the policy for which insurance lists the Agent as an additional named insured and loss payee, or is covered by similar insurance, including self-insurance, that is satisfactory to the Required Banks.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereto, as the same may be amended or supplemented from time to time.

       "ERISA Affiliate" shall mean a Person that controls, is controlled by, or is under common control with Borrower within the meaning of Section 4001 of ERISA.

       "Event of Default" shall have the meaning ascribed to such term in
Section 9.1 hereof.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

       "Existing Securitizations" shall have the meaning ascribed to such term in Section 8.5(c) hereof.

       "Extended Loans" shall mean a Car Loan with respect to which the Obligor has paid, or has been assessed or has agreed in writing to pay, the interest portion of all payments due thereunder and all extension fees, and only the original maturity date of such Car Loan has been extended or changed.

       "Extension" in respect of any Car Loan, shall refer to each period of one calendar month by which principal payments on such Car Loan have been extended, such that an extension for one (1) month equals one "Extension", an extension of two (2) months equals two "Extensions" (whether or not such two month extension was granted by the Borrower in a single transaction or a series of related transactions with the applicable Obligor), et cetera.

       "Extension Policy" shall mean (a) as to the period prior to the Closing Date, Borrower's policy regarding Extensions and Due Date Changes, effective from and after October 1, 1996, and (b) as to the period from and after the Closing Date, such policies of Search, current copies of which policies are attached as Schedule 4.19(c) hereto, as any such policies may be amended or modified from time to time in accordance with Section 8.8 hereof.

       "Fleet" shall mean Fleet Bank, N.A., a national banking association.




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       "GAAP" shall mean generally accepted accounting principles in the United
States of America, as in effect from time to time, but subject to the provisions of Section 10.5 hereof.

       "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any corporation or other entity owned or controlled (through ownership of Capital Interests or otherwise) by any of the foregoing.

       "Guarantor" means Search in its capacity as guarantor hereunder pursuant to the provisions of Article XIII hereof.

       "Hibernia" shall mean Hibernia National Bank.

       "Hibernia Blocked Account" shall have the meaning ascribed to such term in Section 3.2(a) hereof.

       "Hibernia Lockbox" shall have the meaning ascribed to such term in
Section 3.2(a) hereof.

       "Indebtedness" of a Person shall mean and include, without duplication:

       (i) all items that, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date Indebtedness of such Person is to be determined, other than distributions on Capital Interests declared, but not paid (to the extent such distributions are not prohibited under Section 8.4 hereof),

       (ii) any liability secured by any Lien on property owned or acquired by such Person;

       (iii) guaranties, endorsements (other than for collection in the ordinary course of business) and other similar, contractual contingent obligations of such Person in respect of its own obligations or the obligations of others, and

       (iv)  obligations of such Person in respect of Redeemable Stock.

       "Indemnified Liabilities" shall have the meaning ascribed to such term in Section 10.6(b) hereof.

       "Indemnified Taxes" shall have the meaning ascribed to such term in
Section 3.3(a) hereof.

         "Interest" shall have the meaning ascribed to such term in Section 10.13(a) hereof.

         "Investment" in any Person shall mean any loan, advance, or extension of credit to or for the account of such Person; any guaranty, endorsement (other than for collection in the ordinary course of business) or other direct or indirect contingent liability in connection with the obligations of such Person; or any ownership, purchase or acquisition of any Capital Interests, business, assets, obligations or securities of, or any other interest in or capital contribution to, such Person (but excluding ordinary course purchases of assets from such Person consisting of supplies, equipment, and similar goods used or consumed in the ordinary course of business).

         "Lending Installation" shall have the meaning ascribed to such term in
Section 2.7(b) hereof.

         "Leverage Ratio" shall mean, as of any date of calculation, the ratio of (i) Search's consolidated Liabilities (excluding Subordinated Debt), to (ii) Search's consolidated Net Worth.

         "Liabilities" of any Person means, at any time, all amounts which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of that Person as of the date in question.

         "Lien" shall mean any interest in property securing an obligation owed to a Person, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest arising from a mortgage, mortgage deed, deed of trust, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions and encumbrances, including but not limited to mechanics', materialmen's, warehousemen's, carriers' and other similar encumbrances, affecting property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property such Person has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

         "Loan" shall mean a loan or advance made pursuant to Section 2.1 hereof, and "Loans" shall mean all such loans or advances outstanding at any time, collectively.

         "Loan Documents" shall mean and include this Agreement, the Security Agreement, the Notes, the Pledge Agreement, the Lockbox Agreements, the Collateral Assignments, the Agreement Regarding Servicing, and each of the other documents, instruments, financing statements, opinions, notices, powers of attorney, certificates or other agreements executed and delivered pursuant to any of the foregoing from time to time, in each case as amended, restated, supplemented or otherwise modified from time to time.

         "Loan Parties" means, collectively, Borrower, each Subsidiary of Borrower and Guarantor, and "Loan Party" means any such Person, individually.

         "Loan Request" shall mean a request for one or more Loans, in substantially the form of Exhibit D hereto, fully completed and executed by an Authorized Officer of Borrower on behalf of Borrower.

         "Lockbox Agreements" shall mean, collectively, the Lockbox and Controlled Account Agreement dated as of the Closing Date by and among Agent, Borrower, and Trustmark, and the Lockbox and Controlled Account Agreement (or substantially similar agreement or agreements acceptable to the Agent and its counsel) dated as of or after the Closing Date by and among Agent, Borrower and Hibernia.

         "Lockboxes" shall have the meaning ascribed to such term in Section 3.2(a) hereof.

         "MARCO" shall mean MS Auto Receivables Company, a Delaware corporation and a wholly-owned special purpose Subsidiary of the Borrower.

         "Material Adverse Effect" shall mean, with respect to any Person, an event, action or condition that would (i) adversely affect the legality, validity or enforceability of, or the authority of such Person to perform its obligations under, any of the Loan Documents to which it is a party, or (ii) materially adversely affect the business, operations, assets or condition (financial or otherwise) of such Person or the ability of such Person to perform its obligations under any of the Loan Documents to which it is a party. Whenever such term is used in any Loan Document without reference to a specific Person, such term shall be deemed to refer to a Material Adverse Effect on (a) the Loan Parties taken as a whole, or (b) Borrower and its Subsidiaries taken as a whole.

         "Maturity" shall mean, with respect to the Loans, the earlier of (a) the Termination Date, or (b) July 31, 1998.

         "Maximum Amount" shall have the meaning ascribed to such term in
Section 10.13(a) hereof.

         "Merger" shall mean the merger of Borrower and Merger Sub, with Borrower as the survivor of such merger, pursuant to the terms of the Merger Agreement, which merger was consummated as of the Closing Date.

         "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of February 7, 1997 by and among Borrower, Search and Merger Sub, together with all exhibits, schedules and annexes thereto, as such agreement was amended as of June 25, 1997.

         "Merger Documents" shall mean the Merger Agreement together with all agreements, instruments, letter agreements or other documents executed and delivered pursuant thereto or in connection therewith.

         "Merger Sub" shall mean Search Capital Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Search.

         "Net Amount" shall mean with respect to Car Loans, as of any date, the outstanding face amount thereof as of such date, minus (without duplication):

         (i) to the extent included in the face amount thereof, unearned interest or finance charges with respect to future periods (or reserves with respect to unearned interest or finance charges), and

         (ii) any of the following categories of reserves, credits and discounts (and any reserves, credits and discounts of a similar nature): New Business Clearing, Unearned Finance Charge, and Dealer Reserve - MSF (as each such term is defined in accordance with the financial reporting system of Borrower as in effect on the date hereof), and

         (iii) all Acquisition Discount attributable to any Car Loans purchased after July 1, 1996, and

         (iv)     the unearned portion of the Loan Loss Reserve as of such date.

         "Net Worth" shall mean, with respect to any Person as of any date of determination, the sum of Stockholders' Equity of such Person, plus the outstanding principal amount of Subordinated Debt of such Person and its consolidated Subsidiaries.

         "Non-Performing Assets" shall mean and include, but without duplication, (i) all Car Loans and Consumer Loans that are delinquent (without regard to any stated grace period) more than 60 days on a contractual basis,
(ii) all Repossession Loans, and (iii) all Stayed Loans.

         "Note(s)" shall mean the promissory notes of Borrower referred to in
Section 2.2 hereof and shall include any replacements therefor issued pursuant to Sections 10.17 or 12.2 hereof or otherwise.

         "Obligations" shall mean any obligations, liabilities and Indebtedness of every nature of each Loan Party from time to time owed to Agent or any Bank under the Loan Documents including the principal amount of any debts, claims, overdrafts and

Indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable.

         "Obligor" shall mean any one or more individuals (other than a Dealer) who is liable in whole or in part on a Car Loan (determined without regard to limitations, if any, on recourse).

         "Operating Lease" shall mean any lease of property, real or personal, the lessee's obligations in respect of which are not required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

         "Operating Policies" shall mean Search's written policies and procedures regarding charge offs, repossessions and collections attached hereto as Schedule 4.19(c).

         "Other Taxes" shall have the meaning ascribed to such term in Section 3.3(b) hereof.

         "Participant" shall mean any Person that now or hereafter participates by contract directly or indirectly in the rights and/or obligations of any Bank under this Agreement, such Bank's Commitment or the Loans.

         "Percentage" shall mean, with respect to any Bank at any particular time, the percentage designated as such for such Bank on Exhibit A hereto, as adjusted from time to time pursuant to Section 12.2(d) hereof.

         "Permitted Liens" shall have the meaning ascribed to such term in
Section 8.1 hereof.

         "Permitted Liquid Investment" shall mean (a) Investments having a stated maturity no greater than one year from the date of such Investment in
(i) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (ii) certificates of deposit of Agent, any Bank or any other commercial bank having combined capital and surplus of at least $200,000,000 or (iii) commercial paper or similar short term instruments with a rating of at least "A-1" by Standard & Poor's Ratings Services and "Prime-1" by Moody's Investors Service, Inc.; (b) Investments in interest rate swaps, rate caps, collars or other interest rate protection agreements required in connection with asset securitizations permitted under
Section 8.5(c); and (f) Investments by MARCO in subordinated "B" certificates and spread accounts required in connection with Borrower's asset securitizations. permitted under Section 8.5(c).

         "Permitted Overadvance" means, as of any date of determination, the amount by which the outstanding principal balance of the Loans may exceed the Borrowing

Base as of such date, which amount may not exceed $_____________ as of the Closing Date (as determined based upon the Borrowing Base Certificate delivered on the Closing Date), as such amount may be adjusted within 30 days following the Closing Date pursuant to Section 2.6(b) and as permanently reduced from time to time pursuant to Sections 2.4(b) and 2.6(b). In the event the amount of the Permitted Overadvance is at any time decreased pursuant to the above-referenced Sections, such amount shall not thereafter be permitted to increase above such decreased amount.

         "Person" or "person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any Governmental Authority.

         "Plan" shall mean each employee benefit plan now or hereafter maintained by any Loan Party.

         "Pledge Agreement" shall mean the Pledge Agreement of even date herewith, as amended, restated, supplemented or otherwise modified from time to time, delivered by Borrower to the Agent for the benefit of the Banks, pledging the Capital Interests of MARCO.

         "Portfolio Loans" shall mean, as of any date of determination, Car Loans and Consumer Loans owned or formerly owned by the Borrower or any Subsidiary thereof that, as of such date, are serviced by the Borrower or by an Affiliate thereof on behalf of Borrower.

         "Prime Rate" shall mean the annual rate of interest announced by Fleet from time to time as its "prime rate" in effect at its principal office in New York, New York. The Prime Rate is determined as a means of pricing for United States based customers and is not directly fixed to any external rate of interest or index, nor is it necessarily the lowest rate of interest charged by Fleet at any given time for any particular class of customers or credit extensions. The Prime Rate shall be adjusted automatically on and as of the opening of business on the day on which any change in the Prime Rate is adopted. Changes in the rate of interest on the Loans will take effect simultaneously with each change in the Prime Rate.

         "Prior Loan Agreement" shall mean that certain Fourth Amended and Restated Loan Agreement dated as of May 1, 1996 by and among MSF, Agent and the Banks, as from time to time amended.

         "Prior Loan Documents" shall mean the `Loan Documents' as defined in the Prior Loan Agreement.

         "Prior Obligations" shall mean the `Obligations' as defined in the Prior Loan Agreement. The aggregate amount required to repay the Prior Obligations in full on the Closing Date is $______________.

         "purchasing Bank" shall have the meaning ascribed in Section 10.9(d) hereof.

         "Redeemable Stock" shall mean any capital stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or any other agreement) or upon the happening of any event matures or is or will become mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is exchangeable for or convertible into a security of a Person other than the issuer of such capital stock or into a Liability.

         "Reduction Amount" shall mean $20,000,000.

         "Reduction Date" shall mean December 31, 1997.

         "Repossession Loans" shall mean, as of any date of determination, all Car Loans in respect of which the related motor vehicle or other collateral has been repossessed by or on behalf of the Borrower or surrendered to the Borrower by or on behalf of the Obligor.

         "Required Banks" shall mean, as of any date of determination, Banks having 66-2/3% or more of the Aggregate Commitment, or if the Aggregate Commitment has been terminated, Banks holding 66-2/3% or more of the Loans outstanding.

         "Restricted Payment" shall mean (a) dividends (in cash, property or obligations, but excluding dividends payable solely in shares of capital stock other than Redeemable Stock) on, or other payments or distributions on account of or with respect to, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares (including without limitation the purchase, redemption, retirement or other acquisition of any right or option to acquire any such shares) of any class of capital stock of Borrower or any of its Subsidiaries or any warrants or options, (b) any prepayment by Borrower or any of its Subsidiaries of any principal, optional redemption, purchase, retirement prior to stated maturity, defeasance, or similar optional repayment with respect to any Liabilities which are subordinate to or otherwise junior in right of payment to the Obligations if an Event of Default exists and is continuing or would be created thereby, (c) any loans, advances or any other payments by Borrower or any of its Subsidiaries to, or transactions by Borrower or any of its Subsidiaries with, any Affiliate of any Loan Party including, without limitations, any payment by Borrower or any of its Subsidiaries of any administrative or similar management or service fees to Affiliates of any Loan Party.

         "Rewritten Loan" shall mean any Car Loan in respect of which both the original payment terms and the original maturity date have been rewritten or revised and shall specifically exclude any Extended Loan.

         "Security Agreement" shall mean the Security Agreement dated as of the date hereof, as from time to time amended, restated, supplemented or otherwise modified, delivered by Borrower to the Agent for the benefit of the Banks, granting security interest in all of the personal properties and assets of the Borrower.

         "Settlement Date" shall have the meaning ascribed to such term in
Section 3.2(b) hereof.

         "Solvent" shall mean, as to any Person, that such Person has capital sufficient to carry on its business and transactions and all business and transactions to which it is about to engage, is able to pay its debts as they mature, and owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts (including contingencies).

         "Stayed Loan" shall mean a Car Loan:

         (i) as to which an Obligor obligated on such Car Loan (any such Obligor, together with its Subsidiaries, herein, collectively, the "Applicable Obligor"), shall file a petition or seek relief under or take advantage of any insolvency law; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or of the whole or substantially all of its property; file or consent to a petition under any chapter of the United States Bankruptcy Code, as amended (11 U.S.C.ss. 101 et seq.), or file a petition or seek relief under or take advantage of any other similar law or statute of the United States of America, any state thereof or any foreign country; or

         (ii) as to which a court of competent jurisdiction shall enter an order, judgment or decree appointing or authorizing a receiver, trustee, liquidator, custodian or conservator of the Applicable Obligor or of the whole or substantially all of its property, or enter an order for relief against the Applicable Obligor in any case commenced under any chapter of the United States Bankruptcy Code, as amended, or grant relief under any other similar law or statute of the United States of America, any state thereof or any foreign country; or as to which, under the provisions of any law for the relief or aid of debtors, a court of competent jurisdiction or a receiver, trustee, liquidator, custodian or conservator shall assume custody or control or take possession of the Applicable Obligor or of the whole or substantially all of its property; or as to which there is commenced against the Applicable Obligor any proceeding for any of the foregoing relief or as to which a petition is filed against the Applicable Obligor under any chapter of the United States Bankruptcy Code, as amended, or under any other similar law or statute of the United States of America or any state thereof or any foreign country and such proceeding or petition remains undismissed for a period of 60 days; or as to which the Applicable Obligor by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition.

         "Stockholders' Equity" means, without duplication, the consolidated stockholders' equity of Search, as included in and calculated in a manner consistent with, "stockholder's equity" as set forth in the audited consolidated balance sheet of Search and its Subsidiaries dated as of March 31, 1997.

         "Subordinated Debt" shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money that is subordinated in right of payment to the Obligations incurred subject to the terms hereof.

         "Subsidiary" or "Subsidiaries" of any Person shall mean any corporation more than 50% of either the outstanding Capital Interests or Voting Interests of which are at the time owned, directly or indirectly, by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         "Termination Date" shall mean the earlier of the date on which the Aggregate Commitment is terminated in accordance with Sections 2.4, 2.10 or 9.1 hereof or the date on which the Obligations shall have been repaid in full.

         "Trustmark" shall mean Trustmark National Bank.

         "Trustmark Blocked Account" shall have the meaning ascribed to such term in Section 3.2(a) hereof.

         "Trustmark Lockbox" shall have the meaning ascribed to such term in
Section 3.2(a) hereof.

         "UCC" shall mean, with respect to any jurisdiction, the Uniform Commercial Code as then in effect in that jurisdiction. References to terms defined in the UCC shall mean such terms in the UCC as in effect in such jurisdiction.

         "Voting Interests" shall mean securities, as defined in Section 2(1) of the Securities Act of 1933, as amended, of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to (i) vote for the election of the directors (or Persons performing similar functions, however designated) or (ii) in the case of a partnership, manage or direct the business or assets thereof. References in this Agreement to percentages of Voting Interests, unless otherwise noted, refer to percentages of votes to which such Voting Interests are entitled in the election of corporate directors (or Persons performing similar functions) rather than to the number of shares.

         "Warehouse Documentation" shall mean those agreements described on
Schedule 1.1(A) evidencing or governing the Warehouse Facility and the other documents, instruments and agreements executed and/or delivered in connection therewith, all as in effect as of April 1, 1995 except as otherwise specifically noted on Schedule 1.1(A).

         "Warehouse Facility" shall mean the structured receivables repurchase facility established pursuant to the Warehouse Documentation, as more fully described on Schedule 1.1(B).

               SECTION 1.2. Other Definitional Provisions. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa. The words "hereof", "hereby", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement; the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement; and Article, Section, schedule, exhibit, annex and like references are to this Agreement unless otherwise specified. References in this Agreement to particular sections of any legislation shall be deemed to refer also to any successor sections thereto or other redesignations for codification purposes. All terms defined in the UCC and not otherwise defined or modified herein shall have the respective meanings ascribed to such terms in the UCC. When used with respect to Car Loans or Consumer Loans, "interest" shall mean and include the interest component of such Car Loans, whether designated as stated interest, discount, or finance charges.


                                   ARTICLE II
                    AMOUNT AND TERMS OF COMMITMENT AND LOANS

               SECTION 2.1. Commitment and Loans. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make one or more Loans to Borrower from time to time prior to the Termination Date in an aggregate principal amount at any one time outstanding not to exceed such Bank's Commitment. Prior to the Termination Date, Borrower may borrow, prepay and reborrow Loans, all in accordance with the terms and conditions hereof; provided, however, that in no event will any Bank be obligated to lend Borrower more than such Bank's Percentage of the amount of each requested advance or more in the aggregate than such Bank's Commitment; and provided, further, that
(i) the aggregate principal amount of Loans outstanding hereunder (including the Permitted Overadvance then in effect) shall not as of any date of determination exceed the Aggregate Commitment as of such date, and (ii) the aggregate principal amount of Loans outstanding hereunder (excluding the Permitted Overadvance then in effect) shall not as of any date of determination exceed the Borrowing Base then in effect.

                  SECTION 2.2. Notes. The Loans of each Bank shall be evidenced by a separate Note of Borrower, in substantially the form of Exhibit B hereto, payable to the order of such Bank and representing the obligation of Borrower to pay the lesser of (i) the Commitment of such Bank or (ii) the aggregate principal amount of the Loans from time to time outstanding from such Bank, together with interest thereon. Each Bank is hereby authorized (but not required) to endorse the date and amount of each Loan, and each payment or prepayment of principal thereof on the schedule (including any additional pages thereto added by such Bank as required) annexed to and constituting a part of its Note, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that the failure of any Bank to insert any such date, amount, or other information on such schedule, or any error in any such date, amount or other information, shall not in any manner affect the obligation of Borrower to repay any of the Loans made to it in accordance with the terms of this Agreement. Each Note shall (i) be dated as of the Closing Date, (ii) be payable at its Maturity, and (iii) bear interest, subject to the provisions of Section 10.13 hereof, until repaid in full on the principal amount thereof from time to time outstanding at an annual rate equal to the Prime Rate plus one percent (1.0%) per annum or the Default Rate per annum, as determined pursuant to Section 2.9, which interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

                  SECTION 2.3. Borrowing Procedures. (a) Borrower may borrow Loans on any Business Day prior to the Termination Date; provided, however, that Borrower shall give the Agent and each Bank irrevocable written notice in the form of a Loan Request (which may be sent via telecopy) on or before 11:00 a.m., Eastern Standard Time, on the Business Day that is the requested borrowing date. Each Loan Request shall be accompanied by a duly completed Borrowing Base Certificate and shall specify (A) the requested borrowing date, which shall be a Business Day; and (B) the aggregate amount of such Loan. Each borrowing shall be in an aggregate principal amount of at least $250,000 or any integral multiple of $50,000 in excess thereof, provided, however, that any Loan may be in the amount of the then unused Commitment.

         (b)(i) Each Bank shall provide the Agent with funds, on or before 2:00 p.m., Eastern Standard Time, on each borrowing date in an amount equal to such Bank's Percentage share (based upon the outstanding Commitment of each of the Banks) of the requested Loans by transferring same day or immediately available funds to such account as the Agent shall specify from time to time by notice to the Banks. On the date requested in such notice, the Agent shall make available to Borrower at its account at Fleet or at such other account as Borrower shall designate in the related Loan Request, in immediately available funds, the proceeds of the applicable Loans being made; provided, however, that the Agent shall be obligated to make the proceeds of any such Loans available only to the extent received by it from the Banks; and provided, further that if any Loan Request is received by the Agent and the Banks after 11:00 a.m., Eastern Standard Time, the Loans requested on such day pursuant to such

Loan Request shall be advanced to Borrower on the next Business Day. No Bank's obligation to fund any Loan shall be affected by any other Bank's failure to fund any Loan, nor shall the Commitment of any Bank be increased as a result of any such failure of any other Bank.

         (ii) In the event that the Agent advances proceeds of any Loan to Borrower and one or more of the Banks shall fail to fund all or any portion of such Loan, immediately upon receipt of notice from the Agent, (A) such defaulting Bank shall pay directly to the Agent the amount thereof, together with interest thereon at a rate per annum equal to the overnight federal funds rate, as quoted by Fleet, and (B) if not paid by such Bank, Borrower shall repay directly to the Agent such amount as will equal the amount that such Bank or Banks failed to fund, together with interest thereon at the interest rate applicable to the relevant Loan.

         (iii) In the event that the Agent remits in same day or immediately available funds to any Bank its share of any payments to be made by Borrower pursuant to this Agreement or the Notes prior to the time when the Agent receives such payments from Borrower, and Borrower fails to make such payments when due, immediately upon receipt of notice from the Agent, such Bank shall repay directly to the Agent in same day or immediately available funds such amount as will equal the amount that Borrower failed to pay together with interest thereon at a rate per annum equal to (A) if paid within one Business Day, the overnight federal funds rate, as quoted by Fleet, or (B) if not paid within one Business Day, the Prime Rate then in effect. In either case, the foregoing shall not be deemed to affect the obligation of Borrower to pay interest at the applicable rate provided herein.

     SECTION 2.4.   Termination and Reduction of Aggregate Commitment.
(a) Voluntary Reductions or Terminations. Subject to the provisions of Section
2.5 hereof, Borrower shall have the option to terminate the Aggregate Commitment, and from time to time to reduce permanently the Aggregate Commitment, upon irrevocable written notice to the Agent at least 10 days prior to the proposed Termination Date or reduction date, as the case may be, specifying such date, whether a termination or reduction is being requested and, if a reduction is being requested, the amount thereof. All reductions of the Aggregate Commitment shall reduce the Commitment of each Bank on a pro rata basis. On the date specified in such notice, such termination or reduction shall be effected; provided, however, that (i) in the case of a termination, such termination is accompanied by repayment of the Obligations in full, together with all other Obligations owed by Borrower to the Agent or any Bank pursuant to any of the Loan Documents, and (ii) in the case of any reduction, such reduction is accompanied by repayment of the Loans to the extent (if any) that the aggregate principal amount of any such Loans outstanding exceeds the amount of the Aggregate Commitment as then reduced. Any such repayment shall be subject to the provisions of Section 2.5 hereof. Upon termination of the Aggregate Commitment pursuant to this Section 2.4 and upon payment of all Obligations due by Borrower to the Agent and the Banks under the Loan Documents, the obligations of

Borrower, the Agent and the Banks, except as otherwise provided herein, shall be deemed terminated; provided, however, that all the provisions of this Agreement and the other Loan Documents shall continue to be effective or shall be reinstated, as the case may be, if any payment hereunder or in connection with any of the Loan Documents at any time made by Borrower is rescinded or otherwise must be returned as a result of the bankruptcy, insolvency or reorganization of Borrower or otherwise, all as if such payment had not been made. Any such termination of the Aggregate Commitment shall not affect any obligations or liabilities of Borrower to the Banks or the Agent arising out of acts, events or circumstances taken, occurring or existing prior to such termination.

         (b) Mandatory Commitment Reductions. The Aggregate Commitment shall be automatically and permanently reduced by an amount equal to the Reduction Amount, effective as of the Reduction Date, and upon such reduction, the Loans shall be repaid to the extent (if any) that the aggregate principal amount of the Loans outstanding exceeds the amount of the Aggregate Commitment as then reduced. Such automatic and permanent reduction of the Aggregate Commitment shall reduce the Commitment of each Bank on a pro rata basis. In addition, on the Reduction Date, the amount of the Permitted Overadvance as then in effect shall be reduced by an amount equal to (a) the amount of the Permitted Overadvance as in effect on the Business Day immediately preceding the Reduction Date, multiplied by (b) a fraction, the numerator of which is the Reduction Amount and the denominator of which is the amount of the Aggregate Commitment as in effect on the Business Day immediately preceding the Reduction Date. Solely for purposes of illustration, assume that the Reduction Amount is $20,000,000 and that, as of the Reduction Date, the Aggregate Commitment is $70,000,000 and the Permitted Overadvance is $15,000,000. On the Reduction Date, the Aggregate Commitment would be reduced by $20,000,000, leaving a remaining Aggregate Commitment of $50,000,000, and the Loans shall be repaid on such date to the extent that the aggregate principal amount thereof exceeds $50,000,000 as of such date. In addition, on the Reduction Date, the Permitted Overadvance would be reduced from $15,000,000 to $10,725,000 (i.e. $15,000,000
x ($20,000,000 /$70,000,000) = $4,275,000; $15,000,000 less $4,275,000 =
$10,275,000).

         SECTION 2.5. Prepayments. (a) Voluntary. Borrower from time to time may prepay any Loans made to it, in whole or in part, without premium or penalty upon one (1) Business Days' prior written notice to the Agent, specifying the date of prepayment and the amount of the prepayment; provided that in the case of a prepayment in full, ten (10) Business Days' prior written notice shall be required. Any such notice, once given, shall be irrevocable. The amount specified in any such notice shall be due and payable in the manner and by the time provided in Section 3.2 hereof, on the date specified in such notice, together with accrued interest thereon to such date as provided in Section 2.9 hereof. Any such prepayment shall be applied as set forth in Section 2.6 hereof.

         (b) Mandatory. (i) If, at any time (including, but not limited to, such times as Borrower delivers a Borrowing Base Certificate to the Agent in accordance with the requirements hereof) the aggregate outstanding principal balance of Loans (excluding the Permitted Overadvance as then in effect) exceeds the Borrowing Base then in effect, Borrower shall make a prepayment of the Loans in an aggregate amount at least equal to such excess. Notwithstanding the foregoing, in lieu of making a cash prepayment to reduce such excess, Search may cause additional Eligible Car Loans to be transferred to Borrower for inclusion in the Borrowing Base to at least the extent required to eliminate such excess. Any such transfers made to Borrower by Search pursuant to this Section 2.5(b) or Section 2.6(b) hereof shall be at no cost to Borrower other than that recorded as an intercompany loan by Search to Borrower which shall be unsecured and shall not be payable by Borrower until the Obligations shall have been finally paid in full and the Commitments terminated.

         (ii) If, at any time, Borrower (A) consummates any restructuring of, or similar transaction with respect to, any of the Existing Securitizations, or
(B) receives any federal income tax refund to the extent related to the operations of MSF prior to the Closing Date, Borrower shall make a prepayment of the Loans in an amount equal to 100% of the cash proceeds (net of customary transaction costs and expenses payable to non-Affiliates of Borrower in the case of transactions described in clause (A) above) received by Borrower in connection with such transaction or refund, in each case together with accrued interest thereon to the date of prepayment as provided in Section 2.9 hereof. Any such prepayment shall be applied as set forth in Section 2.6 hereof. The mandatory prepayment requirements arising due to the occurrence of any of the transactions referred to in clause (A) above shall not be construed as or be deemed to constitute a consent by the Banks to any such transaction.

         (iii) Borrower shall make or cause to be made prepayments of the Loans on a daily basis, on each Business Day, in an amount equal to 100% of all collections in respect of owned Portfolio Loans from any source or of any nature (including without limitation proceeds received from the sale of vehicles securing Repossession Loans) received as of the close of business on the immediately preceding Business Day. Such prepayments shall be made pursuant to the cash management and payment provisions described in Section 3.2 and the Lockbox Agreement. Each such prepayment shall be applied as set forth in
Section 2.6 hereof.

         (iv) If, at any time, Borrower sells, discounts or otherwise disposes of any Car Loans or other Collateral, Borrower shall make a prepayment of the Loans in an amount equal to 100% of the cash proceeds received by Borrower in connection with such transaction, together with accrued interest thereon to the date of prepayment as provided in Section 2.9 hereof. Any such prepayment shall be applied as set forth in Section 2.6 hereof. The foregoing mandatory prepayment requirement shall not be construed as or be deemed to constitute a consent by the Banks to any such transaction.

        SECTION 2.6. Apportionment of Prepayments; Calculation of Permitted Overadvance. (a) Apportionment of Prepayments. All mandatory prepayments made pursuant to Sections 2.5(b)(i), (b)(ii)(B), (b)(iii) or (b)(iv) above, and any voluntary prepayments, shall be applied to reduce the outstanding principal balance of the Loans provided that no such prepayment shall constitute a permanent reduction of the Aggregate Commitment. Any mandatory prepayments made pursuant to Section 2.5(b)(ii)(A) above shall be applied to reduce the outstanding principal balance of the Loans and the Aggregate Commitment shall be automatically and permanently reduced by the amount so applied. All prepayments shall be apportioned as among Banks in proportion to the respective principal amounts of their Loans outstanding.

         (b) Calculation of Permitted Overadvance. The parties hereto acknowledge that the Borrowing Base Certificate delivered on the Closing Date and the corresponding calculation of the Permitted Overadvance on such date were based upon Borrower's best estimates as of such date. As promptly as practicable and in any event within thirty (30) days following the Closing Date, the amount by which the outstanding principal balance of the Loans as of the Closing Date exceeded the Borrowing Base as of such date shall be recalculated based on a definitive Borrowing Base Certificate calculated as of the Closing Date and on such audits of the Borrowing Base as Agent may cause to be performed during such thirty (30) day period. The Permitted Overadvance shall then be adjusted (up or down, as necessary) based on such recalculation (such recalculation shall be referred to as the "Closing Date Adjustment"). In no event shall the Permitted Overadvance, after giving effect to the Closing Date Adjustment, exceed $20,00,000 (and, if such overadvance would exceed such amount after giving effect to the Closing Date Adjustment, then Borrower and Search shall cause such excess to be eliminated as more fully described in clauses (i) and (ii) below). In addition, on the date of any prepayment pursuant to Sections 2.5(a), 2.5(b)(ii) or 2.5(b)(iv) (whether prior to, on or after the date of the Closing Date Adjustment), Borrower shall deliver a Borrowing Base Certificate setting forth the Borrowing Base as of the date of such prepayment. The amount by which the outstanding principal balance of the Loans exceeds the Borrowing Base as of such date, after giving effect to such prepayment, shall be determined on the basis of such Borrowing Base Certificate. Such amount shall thereafter constitute the Permitted Overadvance until the next date, if any, on which the Permitted Overadvance is required to be recalculated or reduced in accordance with the terms of this Agreement, provided that if such Borrowing Base Certificate shows that the Permitted Overadvance would increase above the amount of the Permitted Overadvance in effect immediately prior to such prepayment, then (i) Borrower shall make additional prepayments of the Loans, and/or (ii) Search shall cause additional Eligible Car Loans to be transferred to Borrower (at no cost to Borrower other than as permitted by Section 2.5(b)) for inclusion in the Borrowing Base, in either case in an aggregate amount sufficient to eliminate such increase.

     SECTION 2.7. Increased Costs; Changes in Circumstances. Increased Costs. In the event any applicable existing or future law, regulation, guideline, treaty or directive or condition or interpretation thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law), by any Governmental Authority charged with the administration or interpretation thereof, or any change in any of the foregoing, which:

               (i) subjects any Bank or any Participant to any tax with respect to its Commitment or any Loan (other than any tax on the overall net income of such Bank or such Participant no matter in what jurisdiction) or any participation therein; or

               (ii) changes the basis of taxation of payments to such Bank or any Participant of principal of and/or interest on the Loans or its Commitment and/or fees and other amounts payable hereunder (other than any tax on the overall net income of such Bank or such Participant no matter in what jurisdiction); or

               (iii) imposes, modifies or deems applicable or results in the application of or increases any reserve, special deposit, or similar requirement against extensions of credit or any deposits or other liabilities taken or entered into by such Bank or any Participant (based upon such Bank's or such Participant's reasonable allocation of the aggregate of such requirements); or

               (iv) imposes upon such Bank or any Participant any other condition with respect to its Commitment, any Loan, this Agreement or any participation therein;

and the result of any of the foregoing is to increase the actual cost to such Bank or such Participant of making or maintaining its Commitment or any Loan hereunder or any participation therein or to reduce the amount of any payment (whether of principal, interest, or otherwise) received or receivable by such Bank or any Participant or to require such Bank or any Participant to make any payment, in each case by or in an amount such Bank or any Participant reasonably deems material, or

               (v) if any Bank or any Participant shall determine that any applicable existing or future law, rule or regulation regarding capital maintenance, capital ratios or other similar requirements against such Bank's Commitment, any Loan or any participation therein (including, without limitation, the issuance of any final rule or regulation), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Bank or any Participant with any request or directive or guideline regarding capital maintenance, capital ratios or other similar requirements against such Bank's Commitment, any Loan or any participation therein (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on such Bank's or such Participant's capital to less than 15% per annum (after giving effect to all applicable taxes on net income no matter what the jurisdiction and taking into consideration such Bank's or such Participant's policies with respect to capital adequacy);

then and in any such case set forth in paragraphs (i) through (v) above:

         (1) such Bank shall promptly notify Borrower and the Agent in writing of the happening of such event;

         (2) such Bank shall promptly deliver to Borrower and the Agent a certificate of such Bank or such Participant stating the event that has occurred or the reserve or requirements or other conditions that have been imposed on such Bank or such Participant or the request, directive, guideline or requirement with which it has complied, together with the date thereof and the amount (based upon such Bank's or Participant's reasonable policies as to the allocation of capital and costs, as applicable) of such increased cost, reduction or payment for one or more periods ending not later than the date of such certificate; and

         (3) Borrower shall pay within 10 days after demand therefor such amount or amounts as will compensate such Bank or such Participant for such additional cost, reduction or payment.

    (b) Lending Installations. Each Bank may book its Loans at any suitable office, branch, subsidiary or Affiliate of such Bank (collectively, a "Lending Installation") selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Bank for the benefit of such Lending Installation. Each Bank may, by written or telecopy notice to the Agent and Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

         (c) Determination of Amounts Payable; Survival of Indemnity. (i) The certificate of such Bank or Participant as to the additional amounts payable pursuant to this Section 2.7 delivered to Borrower shall, in the absence of manifest error, be conclusive of the amount thereof. The protection of this
Section 2.7 shall be available to such Bank or any Participant regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition that has been imposed. In the event that any such law, regulation or condition is subsequently held to be invalid or inapplicable and the result thereof is to eradicate any such additional cost, reduction or payment, such Bank shall promptly pay to Borrower (upon such Bank's receipt from its Participant in the case of compensation previously paid to such Participant) an amount equal to the amount of compensation paid by Borrower to such Bank for its account or the account of a Participant as a result of such invalid or inapplicable law, regulation or condition.

         (ii) The obligations of Borrower under this Section 2.7 shall survive payment of the Obligations and termination of this Agreement.

         (d) Limitations. Notwithstanding the foregoing provisions of this
Section 2.7, Borrower shall have no obligation to pay to a Participant to which a Bank has granted a participation any of the amounts described in Section 2.7(a)(3) hereof in excess of the amount that would have been payable to such Bank under Section 2.7(a)(3) if such Bank had not granted such participation of its rights hereunder to such Participant as permitted in Section 12.1(a) hereof. Further, notwithstanding the foregoing provisions of this Section 2.7, Borrower's obligation to pay any amounts under Section 2.7(a) shall be limited to such additional costs, reductions or payments arising during the period commencing not more than ninety (90) days prior to the date of the applicable Bank's written notice to Borrower and continuing from and after the date of such notice.

                  SECTION 2.8. Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be used to repay the Prior Obligations in full and upon such repayment in full, the Prior Loan Agreement and the other Prior Loan Documents shall be terminated. The proceeds of all Loans made by the Banks to Borrower hereunder after the Closing Date shall be used by Borrower (i) to purchase Car Loans for its own account, and (ii) to pay Borrower's operating expenses in the ordinary course of business (which shall be deemed to include payments to Affiliates of Borrower permitted by Section 8.4); provided that (A) none of the proceeds of any Loans shall be used in a manner which would cause the representation and warranty in Section 4.9 to be or become untrue, and (B) proceeds of the Loans may be used to acquire loan portfolios from other Persons in transactions structured as asset acquisitions, so long as the portfolio so acquired consists only of Car Loans.

                  SECTION 2.9. Interest Payments; Other Provisions Regarding Payments. (a) Interest accrued on each Loan shall be payable, without duplication, on: (i) the Maturity of such Loan, including the Termination Date;
(ii) with respect to any
portion of any Loan repaid or prepaid pursuant to this Agreement, the date of such repayment or prepayment, as the case may be; and (iii) on the first Business Day of each calendar month, payable monthly in arrears, commencing with the first such date following the date of the making of such Loan; provided that the first such interest payment shall not be due hereunder until September 1, 1997 so long as all accrued and unpaid interest on the Prior Obligations is paid as of the Closing Date.

         (b) The Agent may, in its discretion (but shall not be obligated to), charge Borrower's Loan account (by increasing the principal balance of the Loan by the amount so charged and paying such amount so charged to itself, the Banks or any other applicable payee) and/or may debit any account of Borrower maintained at Fleet, in either case for the amount of any principal of and interest on the Notes, any commitment or other fees payable to the Agent and/or the Banks under the Loan Documents, and for any other amounts payable to the Agent and/or the Banks pursuant to the Loan Documents, including, without limitation, fees, costs and expenses pursuant to Sections 10.1 and 10.6 hereof, when any such principal, interest, fees or other such amounts shall become due to the Agent or any Bank pursuant to the Loan Documents.

         (c) Notwithstanding any provision herein contained to the contrary if any Default or Event of Default shall have occurred and be continuing, then the Loans shall bear interest at the Default Rate, from the date such Default or Event of Default first occurred and until such Default or Event of Default shall have been cured or waived.

         (d) Whenever any payment to be made under the Notes, under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of interest or commitment or other fees, as the case may be.

         (e) After the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent or any Bank from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent and the Banks shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as they may deem advisable notwithstanding any previous entry by Agent or any Bank upon any books and records.

                 SECTION 2.10. Term of Commitment. The obligations of each Bank under its Commitment shall terminate automatically upon the Maturity of the Loan, and no such Commitment shall thereafter be otherwise renewed or extended. All Loans and other Obligations shall be due and payable in full on such date.

                 SECTION 2.11. Termination upon Event of Default, Effect of Termination.

                          (a)        Events of Default.  Notwithstanding the
provisions of Section 2.10, upon the occurrence of an Event of Default, the provisions of Article IX hereof shall apply, and the Agent may take any action permitted or required thereunder.

                          (b)        Survival, Release and Reinstatement of
Obligations. The occurrence of the Termination Date shall not release, terminate or limit the rights or remedies of the Agent or any Bank or any obligations of Borrower or any other Person under this Agreement or any other Loan Document, and such rights and remedies and such obligations shall survive until Borrower has fully paid and performed all its obligations hereunder and thereunder in full.

                          (ii)        Upon termination or expiration of the
Aggregate Commitment and upon full and final payment of all Loans and all other Obligations then due and owing, the obligations of the Borrower to the Agent and the Banks, except as otherwise provided herein, shall be deemed terminated and the Agent, on behalf of the Banks, shall release the Liens securing the Collateral; provided, however, that all the provisions of this Agreement and the other Loan Documents shall continue to be effective or shall be reinstated, as the case may be, if any payment hereunder or in connection with any of the Loan Documents (including, without limitation, any payment made by Guarantor at any time pursuant to Article XIII hereof) at any time is rescinded or otherwise must be returned as a result of the bankruptcy, insolvency or reorganization of Borrower, Guarantor or any other guarantor of the obligations thereof or otherwise, all as if such payment had not been made. No termination or expiration of the Aggregate Commitment shall affect any obligations or liabilities of Borrower or Guarantor to the Banks or the Agent arising out of acts, events or circumstances taken, occurring or existing prior to such termination.


                                  ARTICLE III
                               FEES AND PAYMENTS

            SECTION 3.1. Fees. (i) Borrower shall pay agency fees to the Agent for its own account in a per annum amount equal to 1/8th of 1% of the Aggregate Commitment, payable in quarterly installments on the Closing Date and on the first day of each calendar quarter thereafter.

        (ii) Borrower shall pay a fee to the Agent for the account of the Banks in proportion to their respective Commitments, on the earlier of (a) the first Business Day following the first anniversary of the Closing Date if any portion of the Loans hereunder remains outstanding on such date, or (b) the date, if any, on which the Obligations shall have been accelerated pursuant to Section
9.1 hereof, in an amount equal to five percent (5.0%) of the outstanding principal balance of the Loans as of the date such fee becomes payable.

        (iii) Borrower shall pay a fee to the Agent for the account of the Banks in proportion to their respective Commitments, on the earlier of (a) the date on which the Obligations are repaid in full and the Aggregate Commitment is terminated, or (b) the first anniversary of the Closing Date, a fee in the amount of $350,000.

                  SECTION 3.2. Collections; Payments. (a) Borrower shall continue to maintain its existing post office box in Ridgeland, Mississippi (the "Trustmark Lockbox") so long as any Obligors continue to make payment to such Trustmark Lockbox. In addition, Borrower may, on or after the Closing Date, establish a post office box in New Orleans, Louisiana (the "Hibernia Lockbox" and, collectively with the Trustmark Lockbox, the "Lockboxes"). Borrower shall establish and shall at all times thereafter maintain controlled depositary accounts in Borrower's name with each of Trustmark (the "Trustmark Blocked Account") and, upon establishment of the Hibernia Lockbox, Hibernia (the "Hibernia Blocked Account" and, collectively with the Trustmark Blocked Account, the "Blocked Accounts"). Following the Closing Date and upon execution and delivery of a Collateral Assignment and Lockbox Agreement with Hibernia, Borrower may instruct all Obligors to directly remit all collections on Portfolio Loans to the Hibernia Lockbox (and until such time, Borrower shall continue to instruct all such Obligors to directly remit to the Trustmark Lockbox), in either case excluding only those Obligors which make payments in respect of Car Loans directly to Borrower at Borrower's principal place of business (such Obligors, "Direct Pay Obligors") or Obligors which pay via Western Union or ACE Cash Express. Further, so long as a duly executed Collateral Assignment and Lockbox Agreement is in effect with respect to the Hibernia Lockbox and the Hibernia Blocked Account, Borrower will promptly deposit or cause to be deposited in the Hibernia Blocked Accounts all collections in respect of owned Portfolio Loans received by Borrower (whether from Direct Pay Obligors, via Western Union or otherwise) or any other cash payments constituting proceeds of Collateral in the identical form received, whether by cash or check. Until such a Collateral Assignment and Lockbox Agreement with Hibernia shall have been executed and delivered, Borrower shall continue to cause all such collections to be deposited in the Trustmark Blocked Account as described in the immediately preceding sentence. On or before the Closing Date, in the case of the Trustmark Lockbox and the Trustmark Blocked Account, and prior to any use of the Hibernia Lockbox and the Hibernia Blocked Account, in the case of Hibernia, the Lockboxes and all items from time to time contained therein, shall be assigned to Agent pursuant to each respective Collateral Assignment, and the Blocked Accounts and all funds from time to time on deposit therein shall be collaterally assigned to Agent pursuant to each respective Lockbox Agreement. In addition, Agent shall establish a depository account at Fleet (the "Agent's Depository Account"). The Lockboxes and the Blocked Accounts, and all collections in respect of owned Portfolio Loans or other items deposited or required to be deposited therein, shall be subject to and administered in accordance with the terms and procedures set forth in the respective Lockbox Agreements. Each Lockbox Agreement shall provide, inter alia, that (i) all collections in respect of owned Portfolio Loans received in the applicable Lockbox or Blocked Account will be transferred to the Agent's Depository Account on a daily basis, on each Business Day (no later than 12:00 noon, Eastern Standard Time), and (ii) each such bank shall provide Agent with written notice (which may be by telecopy) on each Business Day (no later than 12:00 noon, Eastern Standard Time) of such transfer and the amount thereof. All amounts so transferred shall be applied to reduce the outstanding principal balance of the Loans as set forth in Sections 2.5(b)(iii) and 2.6(a). Borrower hereby agrees that all payments received by Agent in respect of owned Portfolio Loans or other Collateral, whether by cash, check, wire transfer or any other instrument, made to such Lockboxes, Blocked Accounts or the Agent's Depositary Account, or otherwise received by Agent, will be the sole and exclusive property of Agent, for the benefit of the Banks. Borrower and any of its Affiliates, employees, agents or other Persons acting for or in concert with Borrower, shall, acting as trustee for Agent and the Banks, receive, as the sole and exclusive property of Agent and the Banks, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of owned Portfolio Loans or other Collateral which come into the possession or under the control of Borrower or any of Borrower's Affiliates, employees, agents or other Persons acting for or in concert with Borrower, and promptly upon receipt thereof, Borrower or such Persons shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or as otherwise specified in each respective Lockbox Agreement. In no event shall Borrower permit any proceeds of any Collateral, whether received in the ordinary course or otherwise, to be deposited in any bank account of Search.

         (b) Each payment (including each prepayment) by Borrower pursuant to this Agreement or the Notes, whether in respect of principal, interest, fees, increased costs, or other amounts, shall be made by Borrower to the Agent for the accounts of the Persons entitled thereto. All such payments required to be made to the Agent shall be made, without set-off, withholding, deduction, or counterclaim, not later than 12:00 noon, Eastern Standard Time, on the date due, in same day or immediately available funds, to Agent's Depositary Account or such other account as the Agent shall specify from time to time by notice to Borrower. In the event Borrower makes any payment or prepayment pursuant to this Agreement directly to Agent or to Agent's Depositary Account, Borrower shall provide Agent with written notice thereof (which may be by telecopy) on the Business Day such payment or prepayment is made (no later than 12:00 noon, Eastern Standard Time). In the event any funds or any such notice of payment or prepayment is received after 12:00 noon, Eastern Standard Time, such funds shall be deemed to have been received by the Agent on the following Business Day. On each Business Day (each, a "Settlement Date"), the Agent shall remit in same day or immediately available funds to each Bank (or other holder of a Note notified to the Agent) its share, if any, of such payments received by the Agent for the account of such Bank or holder since the immediately preceding Settlement Date.

                   SECTION 3.3. Taxes. (a) Any and all payments by Borrower pursuant to the Loan Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes described in the parenthetical contained in Section 2.7(a)(i) hereof and franchise taxes imposed on the Agent or any Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Indemnified Taxes"). If Borrower or the Agent shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to the Agent or any Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) the Agent or such Bank shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall deliver to the Agent evidence of such payment to the relevant Governmental Authority.

                           (b)        In  addition, Borrower agrees to pay any
present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made by it hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes") and to deliver to the Agent evidence of such payment to the relevant Governmental Authority.

                           (c)        The Loan Parties will indemnify the Agent
and the Banks for the full amount of Indemnified Taxes and Other Taxes (including without limitation Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.3) paid by the Agent or any Bank (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 10 days after written demand therefor by the Agent or any Bank.

                           (d)        In the event that any such Indemnified
Taxes or Other Taxes are subsequently held to be invalid or inapplicable and the result thereof is to eradicate the payment of any amounts paid pursuant to this Section 3.3, the Agent or such Bank shall promptly pay to Borrower (upon receipt by the Agent or such Bank from the relevant Governmental Authority of such amount) an amount equal to such amount paid by Borrower as a result of this Section 3.3.

                           (e)        Without prejudice to the survival of any
other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.3 shall survive the payment in full of principal, interest, fees and other amounts hereunder and under the other Loan Documents.

                           (f)        Each Bank, if any, that is not organized
under the laws of the United States of America or any state thereof agrees (i) prior to the first payment to such Bank of any amounts due to such Bank under the Loan Documents, upon request by Borrower, to execute and deliver to Borrower and the Agent completed counterparts of IRS Forms 1001 or 4224 (reflecting, if provided for by such form applicable to such Bank, the complete elimination of the United States withholding obligations) or W-8 (or any successor thereto or substitute therefor), as applicable, and (ii) thereafter, upon request by Borrower from time to time in order to maintain the effectiveness and accuracy of such tax forms and otherwise to comply with United States tax laws, to execute and deliver to the Agent and Borrower additional or supplemental tax forms with respect to amounts due to such Bank under the Loan Documents; payments to such Banks shall not be increased to compensate for United States withholding taxes.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  In order to induce the Agent and the Banks to enter into this Agreement and to make the Loans herein provided, Borrower and, as applicable, Search, each hereby makes the following representations and warranties, which representations and warranties shall survive the execution and delivery of the Loan Documents and (except to the extent that any of such representations and warranties expressly relate to earlier dates) shall be deemed repeated and confirmed as of each date on which any Loans are requested by Borrower or made by any Bank:

                  SECTION 4.1. Status and Standing. Each Loan Party is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority and the legal right to own its property and conduct the business in which it is engaged or currently proposes to engage and is duly licensed and qualified and in good standing under the laws of each jurisdiction where the failure to qualify would have a Material Adverse Effect or where, in the case of Borrower, the failure to so qualify would deny Borrower access to courts necessary to enforce collection of a Car Loan or Consumer Loan. No Loan Party is a party to any partnership or joint venture agreement whereby such Loan Party would be deemed to have the liabilities of a general partner under applicable state law.

                  SECTION 4.2. Subsidiaries. Schedule 4.2 annexed hereto correctly sets forth the name of each Subsidiary of each Loan Party in existence on the date hereof, its jurisdiction and form of organization, and the outstanding capitalization and the ownership of its Capital Interests.

                  SECTION 4.3.  Location of Offices and Tangible Property.
Schedule 4.3 lists as of the date hereof (a) all places at which equipment, inventory and books and records of Borrower and each of its Subsidiaries are located and (b) the chief executive office of each Loan Party and each additional place of business of each Loan Party.

                  SECTION 4.4. Corporate Power and Authority. Each Loan Party has the corporate power and authority and the legal right to enter into this Agreement and the other Loan Documents to which it is a party. Each Loan Party has taken all necessary corporate action (including, but not limited to, the obtaining of any consent of the holders of Capital Interests of such Loan Party required by law or by the organizational documents thereof) to authorize the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party or by which it otherwise is affected and to authorize the transactions contemplated hereby and thereby.

                  SECTION 4.5. Enforceable Obligations. Each Loan Document has been or will be duly executed and delivered by each applicable Loan Party and each such Loan Document constitutes the legal, valid, and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and general principles of equity.

                  SECTION 4.6. No Violation of Agreements. No Loan Party is in default under any indenture, mortgage, mortgage deed, deed of trust, agreement or other instrument to which it is a party or by which it or any of its properties may be bound which default might reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery of the Loan Documents nor any of the instruments and documents delivered or to be delivered by each applicable Loan Party pursuant to this Agreement or the other Loan Documents, nor the consummation of the transactions herein and therein contemplated, nor compliance with the provisions hereof or thereof will violate any law or regulation, or any order or decree of any court or governmental instrumentality, or will conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, mortgage deed, deed of trust, agreement or other instrument to which such Loan Party is a party or by which it may be bound, or result in the creation or imposition of any Lien upon any of the properties thereof in violation of this Agreement, or violate any provision of the organizational documents of, or any provisions relating to Capital Interests in, any such Loan Party.

                  SECTION 4.7. No Material Litigation; Compliance with Laws. Except as set forth on Schedule 4.7, there are no actions, suits or proceedings pending or, to the best of Borrower's or Search's knowledge, threatened against or affecting any Loan Party before any court, arbitrator or governmental or administrative body or agency that, if adversely determined, might reasonably be expected to have a Material Adverse Effect. No injunction, writ, restraining order or other order of any nature adverse to any Loan Party or the conduct of Borrower's businesses has been issued by any Governmental Authority. Each Loan Party has been issued all required material federal, state and local licenses, certificates or permits relating to it and its facilities, business, assets, property, leaseholds and equipment and is in substantial compliance with all applicable federal, state and local laws, rules and regulations the failure to comply with which would be reasonably likely to have a Material Adverse Effect.

                  SECTION 4.8. Good Title to Properties. Borrower and each of its Subsidiaries has good and marketable title to all of its properties and assets subject to no Liens of any kind other than Permitted Liens.

                  SECTION 4.9.  Margin Regulations. Except as set forth on
Schedule 4.9, no Loan Party owns any "margin stock", as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), issued by the Board, or is obligated to register with the Board as a "lender" as such term is defined in Regulation G, as amended (12 C.F.R. Part 207), issued by the Board, except that Search is so registered as a "lender" in respect of loans made by it to directors and employees in connection with the purchase of capital stock of Search by such directors and employees. The proceeds of the Loans made pursuant to this Agreement will be used only for the purposes set forth in Section 2.8 hereof, and none of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purposes of maintaining, reducing or retiring any Indebtedness that originally was incurred to purchase or carry margin stock or for any other purpose that might constitute any of the Loans under this Agreement or any such loans or advances a "purpose credit" within the meaning of said Regulations G and U or Regulation X (12 C.F.R. Part 224) of the Board. No Loan Party nor any agent acting in its or on their behalf has taken or will take any action that might cause this Agreement or any of the documents or instruments delivered pursuant hereto or other Loan Documents to violate any regulation of the Board or to violate the Exchange Act.

                  SECTION 4.10. Investment Company. No Loan Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The issuance of the Notes, the application of the proceeds and repayment thereof and the performance of the transactions contemplated by this Agreement and the other Loan Documents by each applicable Loan Party have not and will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

                  SECTION 4.11. Disclosure. No representation or warranty made by any Loan Party in any Loan Document or any other document furnished from time to time in connection with any Loan Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party that has, or that in the future might reasonably be expected to have, a Material Adverse Effect except as set forth or referred to in this Agreement or in another document or instrument heretofore furnished to the Agent.

                  SECTION 4.12. Taxes and Claims. Each Loan Party has filed or caused to be filed all federal, state and local tax returns and reports that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or charges imposed on it or any of its property by any Governmental Authority except where the failure to file any such return would not have a Material Adverse Effect and except for the payment of taxes, fees or charges which are being contested in good faith in accordance with Section 6.2 hereof. To the best of the Loan Parties' knowledge, each Loan Party has paid and discharged all lawful claims for labor, material, supplies and anything else that would, if unpaid, become a Lien on any of its properties (other than those being contested in good faith and by appropriate proceedings so long as such Loan Party maintains adequate reserves therefore and so long as the failure to pay such claims or other amounts will not result in the imposition of a Lien (other than Permitted Liens).

                  SECTION 4.13. Consents. Except for such consents or authorizations as have been obtained or such actions as have been taken, and except for routine filings required under the Exchange Act, which will be made or effected in the ordinary course of business, no consent, authorization or action of, or filing with, any Governmental Authority or any other Person is required to authorize, or otherwise is required of any Loan Party in connection with, the execution, delivery, performance, validity or enforceability of any Loan Document or any of the instruments or documents to be delivered pursuant to any Loan Document as of any date of determination.

                  SECTION 4.14. Employee Benefit Plans. Each Plan now or hereafter maintained by each Loan Party will comply in all material respects with all applicable requirements of law and regulations. No "Reportable Event", such term being used herein with the meaning ascribed to it in ERISA, will have occurred with respect to any Plan. No Loan Party will have withdrawn from any Plan or initiated steps to do so, and no steps will have been taken to terminate any Plan, if such withdrawal or termination would result in the imposition of any Liens (other than Permitted Liens) on any property of any Loan Party or if such withdrawal or termination has or would reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.15. No Material Adverse Change; Financial Statements. Since March 31, 1997, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of Search. All financial statements concerning any Loan Party and which have been or will hereafter be furnished to the Agent and the Banks pursuant to this Agreement or the other Loan Documents, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

                           (A) The consolidated balance sheets at March 31, 1997 and the related statement of income and cash flow of Search, for the fiscal year then ended, certified by BDO Seidman LLP.

                           (B) The unaudited consolidated balance sheet at May 31, 1997 and the related consolidated statement of income of Search for the two (2) months then ended.

                  SECTION 4.16. Environmental Laws, Etc. All property heretofore, now, or hereafter owned or operated by any Loan Party complied, complies and will comply in all material respects with all applicable federal, state and local, environmental, health and safety statutes, guidelines, codes, ordinances and regulations.

                  SECTION 4.17. Event of Default. No event has occurred and is continuing that constitutes a Default or an Event of Default or would constitute a Default or Event of Default after notice or lapse of time or both.

                  SECTION 4.18. Solvency. Each Loan Party is Solvent, and will not, as a result of the transactions contemplated by this Agreement, or by the other Loan Documents (i) cease to be Solvent, or (ii) have liabilities (including contingencies) in excess of the fair saleable value of its assets.

                  SECTION 4.19. Lending Activities and Licenses. (a) All Car Loans and Consumer Loans, and all advertising, origination and servicing activities, procedures and materials with regard to all Car Loans and Consumer Loans or accounts made, created, acquired, assumed, collected or serviced by or on behalf of Borrower or any Subsidiary thereof, comply in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations, including but not limited to those related to usury, truth-in-lending, consumer protection, equal credit opportunity, fair debt collection, rescission rights and disclosures, except where failure to comply would not have a Material Adverse Effect.

                  (b) Schedule 4.19(b) attached hereto (as the same may be amended or revised from time to time) completely and accurately lists (i) all states in which Borrower or any Subsidiary thereof transacts business and (ii) all licenses and permits obtained by Borrower and its Subsidiaries in each such state in connection with its lending activities. All such licenses and permits are in full force and effect, and no additional licenses or permits are required in connection with the conduct of the business of Borrower or any Subsidiary thereof.

                  (c) Schedule 4.19(c) hereto completely and accurately describes the Current Credit Policies, the Extension Policy and Operating Policies as in effect on the date hereof.

                  SECTION 4.20. Activities. The principal transactions engaged in by Borrower in the ordinary course of its business consist of purchasing, selling, collecting and servicing Car Loans and activities reasonably related thereto.

                  SECTION 4.21. Names. No Loan Party does business, nor has any Loan Party done business during the past six (6) years, under any trade-name or fictitious business name except as disclosed on Schedule 4.21 hereto.


                                   ARTICLE V
                              CONDITIONS PRECEDENT

                  SECTION 5.1. Conditions to Initial Loans and Effectiveness. The effectiveness of this Agreement and the obligation of the Banks to make the Loans hereunder on the Closing Date are subject to the satisfaction, on the date hereof, of the following conditions precedent:

                  (a) The Agent shall have received on behalf of itself and the Banks the following, each in form and substance satisfactory to the Agent in all respects:

             (i) Agreement and Notes. Duly executed copies of this Agreement, together with an original Note for each Bank in the form of Exhibit B hereto, executed by an Authorized Officer of Borrower on behalf of Borrower;

             (ii) Legal Opinion. The legal opinion of counsel to the Loan Parties addressed to Agent and Banks, in form and substance satisfactory to Agent, Banks and their counsel, together with such local counsel opinions as Agent may request regarding the perfection of Liens in the Collateral in such local jurisdictions.

             (iii) UCC Financing Statements. Evidence of the proper filing of UCC-1 financing statements perfecting first Liens in favor of Agent, for the benefit of Agent and Banks, in the Collateral.

             (iv) Officer's Certificate. A certificate executed by the Chief Executive Officer or President of each of Borrower and Guarantor, stating that (A) no Default or Event of Default has occurred and is continuing, (B) no litigation, investigation or proceeding, or injunction, writ or restraining order of the type described in Section
         4.7 hereof is pending or threatened, and (C) each of the conditions precedent to the consummation of the transactions contemplated hereby has been met or satisfied.

             (v) Insurance Policies and Endorsements. To the extent required by
         Section 6.3 hereof, copies of policies of insurance required hereby together with lender's loss payable endorsements on Agent's required form, duly executed.

             (vi) Articles and Bylaws. A copy of (A) the Certificate of Incorporation of each of MSF, Merger Sub and Search, certified by the Secretary of State of the State of its incorporation as of a date not more than 20 days prior to the date hereof, and (B) copies of the bylaws, and any amendments thereto, of each such Person certified by the corporate secretary of such Person.

             (vii) Good Standing Certificates. Good standing certificates for each of MSF, Merger Sub and Search in the State of its incorporation and in each other state in which any such Person has an office, keeps Collateral, or otherwise where the failure of such Person to be qualified to transact business as a foreign corporation would have a Material Adverse Effect.

             (viii) Board Resolutions. Certified copies of resolutions of the board of directors of each Loan Party authorizing the execution and delivery of and the consummation of the transactions contemplated by this Agreement and each other Loan Document to which such Loan Party is a party.

             (ix) Incumbency Certificates. Incumbency certificates with respect to the officers of each Loan Party executing this Agreement and the each other Loan Document to which such Loan Party is a party.

             (x) Borrowing Base Certificate. A Borrowing Base Certificate reflecting information regarding the Collateral and the amount of the Permitted Overadvance as of the Closing Date, accompanied by such copies or such documents, schedules, computations and certificates as reasonably requested by the Agent or the Banks.

             (xi) Security Documents. Duly executed copies of the Security Agreement (including a duly executed, undated power of attorney and a duly executed, undated notice of redirection, each in the form attached as an exhibit to the Security Agreement and otherwise conforming to the requirements of the Security Agreement) and the Pledge Agreement; and a duly executed copy of each Lockbox Agreement and each Collateral Assignment.

             (xii) Merger Documents. Complete fully executed copies of the Merger Documents, together with evidence satisfactory to the Agent and its counsel that (A) each of MSF, Merger Sub and Search have received all consents and approvals of, and have made all filings with, all Persons which may be required for the consummation of the Merger and the execution and delivery of this Agreement and the other Loan Documents, and (B) the Merger has been duly consummated in accordance with the terms of the Merger Documents.

             (xiii) Schedules. Complete copies of all Schedules to this Agreement and the other Loan Documents.

             (xiv) Consent. Any applicable Bank shall have received such consents and approvals as may be necessary under the terms of the Debt Assumption Agreement to the consummation by such Bank of the transactions contemplated by this Agreement and the other Loan Documents.

             (xv) Letter Agreement. A letter agreement duly executed by each Loan Party and the Agent regarding the waiver of jury trial set forth in Section 10.7 of this Agreement, in form and substance satisfactory to the Agent.

             (xvi) Agreement Regarding Servicing. Duly executed copies of the Agreement Regarding Servicing.

             (xvii) Post Closing Agreement. Duly executed copies of an agreement dated as of the Closing Date between Borrower and Agent regarding the satisfaction of certain conditions (as described therein) after the Closing Date.

             (xviii) Other Documents. Copies of all other documents, instruments and agreements requested by the Agent in connection with the transactions contemplated by this Agreement.

                  (b) The Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate or other action and proceedings which the Agent or any Bank or its counsel may have requested in connection therewith, such documents, where so requested, to be certified by appropriate Persons.

                  (c) Borrower shall have paid all reasonable fees, costs and expenses incurred or sustained by the Agent and the Banks (including all attorneys' fees and disbursements presented as of the effective date hereof) in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and any related documents.

                  SECTION 5.2. Conditions to All Loans. The obligations of the Banks to make any Loans on the Closing Date and at any time thereafter are further subject to the satisfaction of the following conditions precedent:

             (a) Each of the representations and warranties made by the Loan Parties in or pursuant to any Loan Document or which are contained in any agreement, instrument, certificate, document or other writing furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects when made and on and as of the date of the making of such Loan (except to the extent any representation or warranty expressly relates only to an earlier date);

             (b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans to be made on such date; and

             (c) No event, act or condition having or causing a Material Adverse Effect shall have occurred since the date of this Agreement.

Each borrowing by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such borrowing that the conditions specified in this Section 5.2 have been satisfied.

                  SECTION 5.3. Redeliveries to Borrower. Effective upon the closing of the transactions contemplated hereby, the Agent and Banks party to the Prior Loan Agreement will each use their best efforts to redeliver to Borrower, for cancellation, the `Revolving Credit Notes' issued pursuant to the Prior Loan Agreement and, upon request of Borrower, will deliver such termination statements as may be necessary to terminate the Liens granted under the Prior Loan Agreement and the other Prior Loan Documents.


                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

                  Each Loan Party covenants and agrees that, until the Obligations are paid in full and the Aggregate Commitment is terminated, unless specifically waived in writing by the Required Banks:

                  SECTION 6.1. Financial Statements and Other Information. The Loan Parties shall furnish to each Bank:

         (a) Monthly Financial Statements. As soon as practicable and in any event within 30 days after the close of each month of each fiscal year with respect to the financial statements referred to herein, each of Borrower's and Guarantor's consolidated balance sheet, consolidated statement of income and consolidated statement of cash flow as at the end of and for the monthly period then ended and for the period from the first day of the fiscal year to the end of such monthly period, setting forth in comparative form the figures for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified by an Authorized Officer of each of Borrower and Guarantor to present fairly in all material respects such Person's financial condition and results of operations as of the last day of such period and for the period then ended and to have been prepared in accordance with GAAP (except for the omission of footnotes), subject to normal recurring year-end audit adjustments

         (b) Monthly Collateral Reporting. The monthly financial statements delivered by Borrower pursuant to Section 6.1(a) above shall be accompanied by a report or reports setting forth in reasonable detail all of the following with respect to the Portfolio Loans (such reports being prepared separately for all Portfolio Loans owned by Borrower, on the one hand, and all Portfolio Loans serviced, but not owned by Borrower, on the other hand):

         (i) all monthly and year-to-date charge-offs (on a gross and a net basis);

         (ii) monthly and year-to-date repossessions (including the number of repossessions and the amount of the applicable Car Loans);

         (iii) monthly and year-to-date Extended Loans and Rewritten Loans (including the number of Extended Loans and Rewritten Loans, the amount of each such loan, the amount of each Extended Loan extended more than 6 times and the amount of each Extended Loan extended for more than 6 months in the aggregate);

         (iv) monthly and year-to-date collections and disbursements;

         (v) monthly static pool data;

         (vi) monthly loan origination volume;

         (vii) monthly missed payments on Car Loans which (A) are not Extended Loans, and (B) have been granted one or more Extensions (showing in each case the number of Car Loans which have made all payments, missed one payment, two payments, three payments, four payments, five payments, six payments and seven or more payments, the dollar amount of Car Loans represented by each such category, and the percentage of total Car Loans (both numerically and by face amount) represented by each such category);

         (viii) repossession insurance balances as of the close of each month;

         (ix) monthly accounts payable, including detailed breakdowns as to amounts and payees;

         (x) cumulative securitization cash flows and a report on the delinquency status of the securitizations, each as of the close of each month and on a securitization by securitization basis;

         (xi) repossession trends by age of Car Loan and month of purchase; and

         (xii) charges against Acquisition Discount;

         (c) Daily and Weekly Reporting. (i) Daily cash flow reports with respect to Borrower, such reports to include details regarding daily cash collections (including a breakdown of the principal amount thereof) and to otherwise be in a format satisfactory to the Required Banks; and (ii) on the second Business Day of each week, an accounts receivable aging with respect to Borrower as of the last Business Day of the immediately preceding week, showing which accounts are over 30, over 60 and over 90 days delinquent on a contractual basis;

         (d) Annual Financial Statements. As soon as practicable and in any event within 120 days after the end of each fiscal year, Guarantor's and its Subsidiaries' consolidated and consolidating balance sheets, consolidated and consolidating statements of income and retained earnings and a consolidated statement of cash flow as at the end of and for the fiscal year then ended, setting forth the figures for the previous fiscal year in comparative form, all in reasonable detail, presented in a manner consistent with the financial statements for the preceding fiscal year, and, with respect to such consolidated statements, certified (without any qualification) by a nationally recognized firm of independent certified public accountants selected by Guarantor and satisfactory to the Agent; and concurrently with such financial statements, a written statement, signed by such independent certified public accountants to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained, as of the end of such fiscal year, any knowledge, ascertainable from such financial statements or the review or preparation thereof, of the existence of any Default or Event of Default, or, if such accountants shall have obtained from such examination any such knowledge, they shall disclose in such written statement the Default or Event of Default;

         (e) Compliance Certification. Concurrently with the delivery of the financial statements required to be furnished under Sections 6.1(a) and 6.1(d) and promptly upon the occurrence of any Default or Event of Default, a certificate signed by an Authorized Officer of Guarantor stating that there existed during such period no Default or Event of Default or if any such Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Loan

Parties propose to take, or have taken, with respect thereto, and further stating that, as of the last day of such period, all taxes payable by Borrower and its Subsidiaries during such period have been duly paid, other than taxes being contested to the extent permitted hereunder; each such certificate delivered concurrently with the delivery of the financial statements and reports required under Section 6.1(a) shall be accompanied by a schedule setting forth the computations as of the end of such period of each of the financial ratios or tests specified in Article VII;

         (f) Audit Reports; Management Letters. Promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors, in connection with each annual, interim or special audit of their respective books by such auditors;

         (g) Changes to Policies. Promptly upon any amendment or modification thereof, copies of the Current Credit Policies, Extension Policy or Operating Policies as then in effect and certified as such by an Authorized Officer of Borrower;

         (h) Borrowing Base Certificates. Borrowing Base Certificates shall be delivered (i) weekly, not later than the second (2nd) Business Day of each calendar week, and (ii) on the date of any prepayment pursuant to Sections 2.5(a), 2.5(b)(ii) and 2.5(b)(iv), which Borrowing Base Certificates shall be prepared (A) in the case of each weekly Borrowing Base Certificate delivered pursuant to clause (i), as of the last day of the preceding calendar week, or
(B) in the case of each Borrowing Base Certificate delivered pursuant to clause
(ii) above, as of the date of the applicable prepayment and after giving effect thereto; all such Borrowing Base Certificates shall be certified by an Authorized Officer of Borrower;

         (i) Opinions. Promptly upon a request therefor, an opinion or opinions (or other legal memoranda) in form and substance, and from legal counsel, reasonably satisfactory, to the Agent, covering the creation, perfection and priority of security interests and licensing and other regulatory approvals in
(i) each additional jurisdiction in which Borrower conducts business after the date hereof or (ii) each jurisdiction in which the Agent believes (based on advice of counsel) that there has occurred a material change in the relevant law;

         (j) Public Filings, Etc. Promptly upon the issuance or filing thereof, copies of all reports, if any, of any Loan Party to the Securities and Exchange Commission or any other Governmental Authority or any securities exchange, and all reports, notices or statements sent to all holders of Capital Interests in or Indebtedness of any Loan Party or to the holders of any Indebtedness or to the trustee under any indenture under which the same is issued;

         (k) Other Information. With reasonable promptness, such other reasonable information respecting the business, operations and financial condition of any Loan Party as the Agent or any of the Banks from time to time reasonably may request.

                  SECTION 6.2. Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, any Loan Party shall be paid in full, before delinquency, and to the best of each Loan Party's knowledge, all assessments and taxes due or payable by, or imposed, levied or assessed against any real property leased by any Loan Party have been paid, and shall hereafter be paid in full, before delinquency. Each Loan Party shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of them by law. Nothing herein contained shall preclude any Loan Party from contesting, in good faith and by appropriate proceedings, the imposition of any assessments or taxes and to withhold payment of such contested amounts pending the resolution of such proceedings provided that such Loan Party maintains adequate reserves therefore and the failure to pay such taxes or assessments will not result in the imposition of a Lien (other than Permitted Liens).

                  SECTION 6.3. Insurance. Borrower and its Subsidiaries will maintain or cause to be maintained with responsible insurance companies insurance with respect to the Collateral (other than Collateral which secures the obligations of related Obligors under the Car Loans), its properties and business, against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses, and will furnish to Agent and the Banks upon request by Agent or the Banks, at reasonable intervals, a certificate of an Authorized Officer of Borrower, as well as independent evidence of such coverage, setting forth the nature and extent of all insurance policies maintained by Borrower and its Subsidiaries in accordance with this Section 6.3, which insurance policies shall, by endorsement, name Agent as lender's loss payee to the extent of Agent's interest therein; provided, that the policies will not be invalidated as against Agent or the Banks because of any violation of a condition or warranty of the policy or application therefor by the Borrower or any of its Subsidiaries; and provided that the policies may not be materially altered or cancelled by the insurer absent 30 days' prior written notice to Agent. After the occurrence of an Event of Default, Borrower and each of its Subsidiaries hereby appoint Agent as its agent and attorney-in-fact to prove and adjust any losses and to endorse any loss drafts in connection with such policies, which appointment shall be deemed to be coupled with an interest and shall be irrevocable until final payment in full of the Obligations and termination of the Aggregate Commitment. Borrower and each Subsidiary hereby assigns to Agent all sums which may become payable under such insurance, including returned premiums and dividends, as additional security hereunder; and Borrower shall give immediate written notice to Agent and to the insurers of any significant loss or damage to the Collateral and shall promptly file proofs of loss with such insurers.

                  SECTION 6.4. Books and Records; Fiscal Year. Each Loan Party shall maintain, at all times, true and complete books, records and accounts in which true and correct entries shall be made of their transactions in accordance with GAAP consistently applied and in compliance with the applicable regulations of any Governmental Authority having jurisdiction.

                  SECTION 6.5. Inspection by Agent and Banks. Each Loan Party shall allow any representative of the Agent or any of the Banks to visit and inspect any of the properties of the Loan Parties, to examine and audit the books of account and other records and files of the Loan Parties, to make copies thereof and to discuss the affairs, business, finances and accounts of each of the Loan Parties with their respective officers and employees. All such inspections and audits shall be conducted at reasonable times and may be performed on a quarterly basis or more frequently as the Required Banks may require. In conducting any of the foregoing audits and inspections, (a) any representatives of the Agent or any of the Banks shall use reasonable efforts not unduly to interfere with or delay the reasonable operation of normal business of the Loan Parties; (b) any such representatives shall be chosen by the Agent; and (c) any such audits and inspections by the Banks must be coordinated to coincide with visits by the Agent. All such audits and inspections by the Agent or its representatives on behalf of the Banks shall be at the expense of Borrower. Notwithstanding the foregoing, the Banks shall be free to meet and hold discussions with the Loan Parties at any mutually convenient time or times.

                  SECTION 6.6. Perform Obligations. Each Loan Party will perform promptly and faithfully all of its obligations under this Agreement and each other Loan Document to which it is a party.

                  SECTION 6.7. Compliance With Laws. Each Loan Party shall comply with all applicable laws and regulations, including but not limited to, federal, state and local laws and regulations relating to consumer lending, disclosure, collection and licensing, except where the failure so to comply would not have a Material Adverse Effect.

                  SECTION 6.8. Notice of Certain Events. The Loan Parties shall promptly, but in no event later than five (5) Business Days after obtaining knowledge thereof, give written notice to the Agent and the Banks of:

             (i) any material litigation or arbitration, and any investigations or proceedings before any Governmental Authority brought against any Loan Party, whether or not the claim is considered by the applicable Loan Party to be covered by insurance, which might reasonably be expected, if determined adversely, to have a Material Adverse Effect, or where the amount involved, when added together with all other amounts involved in any other litigation, investigation, arbitration or proceeding affecting such Loan Party, exceed $500,000;

             (ii) any written notice of a violation received by any Loan Party from any Governmental Authority which, if such violation were established, might reasonably be expected to have a Material Adverse Effect;

             (iii) any labor controversy which has resulted in a strike or other work action affecting any Loan Party;

             (iv) any attachment, judgment, lien, levy or order which has been placed on or assessed against or, to the knowledge of the Loan Parties, threatened against any Loan Party which is material to the Loan Parties taken as a whole;

             (v) any Default or Event of Default, specifying the nature and extent thereof;

             (vi) any other matter that has or causes or may reasonably be expected to have or cause a Material Adverse Effect; and

             (vii) any Change of Control or proposed Change of Control known to any Loan Party.

                  SECTION 6.9. Further Assurances. Upon the reasonable request of the Agent, each Loan Party at its cost and expense shall duly execute and deliver, or cause to be duly executed and delivered, to the Agent (without cost to the Agent or the Banks) such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Agent to carry out more effectually the provisions and purposes of this Agreement and the other Loan Documents. In the event the Banks hereafter consent to the creation or acquisition by Borrower or any of its Subsidiaries of a new Subsidiary, then, at Agent's or Required Banks' request, Borrower shall cause such Subsidiary to promptly guaranty the Obligations and to grant to Agent, for the benefit of Agent and the Banks, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations. The documentation for such guaranty or security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent or the Required Banks.

                  SECTION 6.10. Plans. Each Loan Party will maintain each of its Plans, if any, in compliance in all material respects with all requirements of such Plan and any applicable laws and regulations.

                  SECTION 6.11. Maintain Existence. Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence (except as otherwise may be permitted by Section 8.5 hereof) and all rights, licenses, permits and franchises, in each case, the termination of which would have a Material Adverse Effect; and comply with all applicable laws, regulations, ordinances, rules and orders, noncompliance with which would have a Material Adverse Effect.

                  SECTION 6.12. Maintain Security Interest. Borrower shall and shall cause each of its Subsidiaries, as applicable, to maintain perfected, first priority security interests in the Collateral in favor of the Agent in accordance with the terms of the Security Agreement, the Pledge Agreement and any other applicable Loan Documents, subject only to Permitted Liens.

                  SECTION 6.13. Car Loans and Consumer Loans. Borrower shall service all Car Loans and Consumer Loans directly and in conformity with prudent servicing practices and procedures and in accordance with the Current Credit Policies, Extension Policy and Operating Policies. Notwithstanding the foregoing, Borrower may cause servicing to be provided by an Affiliate thereof so long as such Affiliate provides any such servicing in compliance with the applicable provisions of this Agreement and the other Loan Documents and so long as Borrower is not liable to such Affiliate in respect of servicing or similar fees in excess of those permitted to be paid pursuant to Section 8.4.


                                  ARTICLE VII
                              FINANCIAL COVENANTS

                  Each of Borrower and Search covenants and agrees with respect to itself and its Subsidiaries, that, until the Notes together with interest and all other Obligations of Borrower to the Agent and the Banks under this Agreement and the other Loan Documents are paid in full and the Aggregate Commitment is terminated, they shall not, and shall not permit any Subsidiary thereof to, without the prior written consent of the Required Banks, fail to maintain the following financial covenants:

                  SECTION 7.1. Net Worth. Search shall not permit its consolidated Net Worth to be less than $25,000,000.

                  SECTION 7.2. Leverage Ratio. Search shall not permit its Leverage Ratio to exceed 5.0 to 1.0 at any time.

                  SECTION 7.3. Unrestricted Cash. Search shall maintain at all times cash balances unrestricted as to use of not less than (a) $1,000,000 at all times during the period commencing on the Closing Date through January 1, 1998, and (b) $5,000,000 at all times thereafter.

                  SECTION 7.4. Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make any Capital Expenditures in excess of the aggregate sum of $50,000 without prior written consent of the Banks.

                  SECTION 7.5. Delinquency Ratio. Borrower and its Subsidiaries on a consolidated basis shall not permit the ratio (expressed as a percentage) of (a) the aggregate amount of owned Portfolio Loans (i) which are delinquent (without regard to any stated grace period) by more than 60 days on a contractual basis, or (ii) which are Repossession Loans, to (b) the aggregate amount of all owned Portfolio Loans, to exceed 10% at any time.


                                  ARTICLE VIII
                               NEGATIVE COVENANTS

                  Each Loan Party covenants and agrees that, until the Obligations are paid in full and the Aggregate Commitment is terminated, no such Loan Party, without the prior written consent of the Required Banks, shall do or suffer to occur or exist, any of the following:

                  SECTION 8.1. Liens. Borrower and its Subsidiaries shall not create, assume or suffer to exist any Lien upon any of their respective properties or assets, whether now owned or hereafter acquired; provided, however, that the foregoing restriction and limitation shall not apply to the following Liens (such Liens, "Permitted Liens"):

             (a) Liens securing taxes, assessments or governmental charges or levies, or the claims or demands of materialmen, mechanics, carriers, workmen, repairmen, warehousemen, landlords and other like Persons, that are not yet delinquent or that are being contested in accordance with Section 6.2 hereof;

             (b) other Liens (including pledges or deposits in accordance with workers compensation laws), incidental to the conduct of its business or the ownership of its property and assets, that are not incurred in connection with the borrowing of money or the obtaining of advances or credit, and that do not in the aggregate, with respect to Borrower and its Subsidiaries taken as a whole, materially detract from the value of their property or assets, or materially impair the use thereof in the operation of their business;

             (c) attachment, judgment and other similar Liens arising in connection with judicial or administrative proceedings, provided that execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being contested diligently in good faith by appropriate proceedings and adequate reserves in conformity with GAAP have been provided on the books of Borrower or such Subsidiary;

             (d) Liens arising in connection with, and securing the cost of, the acquisition of equipment, provided, that such Lien attaches only to such equipment and is perfected concurrently with or within 90 days after the acquisition thereof (by purchase, construction or otherwise);

             (e) Liens in favor of the Agent and the Banks;

             (f) Liens granted by special purpose Subsidiaries of Borrower in connection with asset securitization transactions permitted hereunder, including existing Liens granted pursuant to the Existing Securitizations and the Warehouse Facility; and

             (g) Liens specifically permitted under the Security Agreement or the Pledge Agreement.

                  SECTION 8.2. Indebtedness. Borrower and its Subsidiaries shall not create, incur, assume or suffer to exist, contingently or otherwise, any Indebtedness, or permit or suffer any Subsidiary thereof to do so, except:

             (a) the Obligations;

             (b) Subordinated Debt on terms satisfactory to the Agent and subordinated in right of payment to the Obligations on terms satisfactory to the Required Banks;

             (c) Indebtedness secured by Liens described in Section 8.1(d) hereof in an aggregate amount with respect to Borrower and its Subsidiaries not in excess of $500,000 at any one time outstanding;

             (d) Indebtedness of any Subsidiary of Borrower to Borrower;

             (e) Unsecured current liabilities incurred in the ordinary course of business and paid within 45 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments;

             (f) Indebtedness of Borrower permitted under Section 8.6 hereof;

             (g) Indebtedness consisting of unsecured loans from MARCO to Borrower representing proceeds of repayments to MARCO of subordinated "B" certificates received by MARCO in connection with asset securitizations; and

             (h) Liabilities in respect of interest rate protection agreements or arrangements required in connection with asset securitizations permitted by Section 8.5(c).

                  SECTION 8.3. Limitation on Investments. Borrower and its Subsidiaries shall not make, or commit to make, any Investment other than (i) purchases of Car Loans at purchase prices not greater than fair market value that are made pursuant to good faith bona fide transactions with third parties that are not Affiliates of Borrower (except that Borrower may acquire Car Loans from Search and its Affiliates), provided that any such purchase of Car Loans pursuant to a bulk or portfolio acquisition shall require the prior written consent of the Required Banks; (ii) Permitted Liquid Investments; (iii) other Investments not to exceed $250,000 in the aggregate; (iv) Investments in special purpose Subsidiaries incorporated for the purpose of effectuating asset securitization transactions permitted hereunder; (v) Investments by Borrower outstanding as of the date hereof in Borrower's existing Subsidiaries; and (vi) Investments by Borrower comprised of Loans to its Subsidiaries permitted by
Section 8.2(d).

                  SECTION 8.4. Restricted Payments. Borrower and its Subsidiaries shall not make, or obligate themselves to make, any Restricted Payment; provided, however, that (a) any Subsidiary of Borrower may pay dividends on its capital stock to Borrower; and (b) so long as Borrower has availability under the Commitment, Borrower may (i) pay servicing fees on a monthly basis to Affiliates of Borrower providing servicing of Car Loans permitted under Section 6.13 so long as such servicing fees payable to any such Affiliate do not exceed 3.5% per annum of the outstanding principal balance of the Car Loans serviced by such Affiliate on behalf of Borrower as of the first day of each month, and may also make payments to Affiliates as described in, and to the extent permitted under, Section 8.9, (ii) pay a management fee to Search on a monthly basis in an amount not in excess of $50,000 per month, and
(iii) pay amounts to Search in respect of the actual operating expenses incurred by Search and its other Subsidiaries which are properly and directly attributable to Borrower, such as lockbox fees, bank fees and charges, legal and accounting costs, audit fees and similar charges, and further including operating expenses of Borrower which are paid by Search or any of its other Subsidiaries, such as payments in respect of Borrower's office rents, equipment leases, closing costs in respect of the transactions contemplated hereunder and payments of severance to former employees of Borrower; provided further that the foregoing payments permitted pursuant to this clause (b) shall not be paid at any time during which a Default or an Event of Default shall have occurred and be continuing.

                  SECTION 8.5. Merger, Consolidation, Sale or Transfers of Assets. Borrower and its Subsidiaries shall not:

             (a) Enter into any transaction of merger, consolidation, partnership or joint venture with, or transfer, sell, assign, lease, or otherwise dispose of any of its properties or assets to, any Person (including, without limitation, Search or any of its Affiliates other than Borrower and its Subsidiaries), except for sales of inventory in the ordinary course of business, sales of assets (other than Car Loans) which are no longer required for the operation of Borrower's business, and except as permitted by clause (c) of this Section 8.5, provided that any Subsidiary of Borrower may merge or consolidate with, or sell or convey all or substantially all of its assets to a wholly-owned Subsidiary of Borrower or to Borrower.

             (b) Issue, sell, transfer or otherwise dispose of any shares of Capital Interests of any class (including as "Capital Interests" for the purposes of this Section 8.5, any warrants, rights or options to purchase or otherwise acquire Capital Interests or other securities exchangeable for or convertible into Capital Interests) or any Indebtedness (except as permitted by Section 8.2 hereof) to any Person other than to (i) the Borrower or a wholly owned Subsidiary of the Borrower, in the case of a Subsidiary of the Borrower, or (ii) the Guarantor, in the case of Borrower.

             (c) Sell, discount or otherwise dispose of (i) Car Loans or Consumer Loans other than sales for the purpose of asset securitizations (A) without representation or warranty (except for representations and warranties normally and customarily given by sellers in connection with asset securitization transactions), (B) at sales prices not less than 90% of book value, (C) that are made pursuant to good faith bona fide transactions with third parties, and
         (D) in respect of which Borrower neither incurs nor accepts any risk other than risk in respect of representations and warranties made by the Borrower as described in clause (A) above and risk arising in connection with Borrower's obligations to service such Car Loans and Consumer Loans, or (ii) other accounts receivable or obligations owing to Borrower or any Subsidiary thereof, with or without recourse, other than any such disposition for collection in the ordinary course of business. Without the prior written consent of the Banks, Borrower shall not and shall not permit any of its Affiliates to enter into any transaction relating to, or in respect of, any of Borrower's (or MARCO's) securitizations existing as of the Closing Date, which are described on Schedule 8.5(c) hereto (the "Existing Securitizations"). In the event Borrower desires to sell Car Loans other than pursuant to an asset securitization, Borrower shall first obtain the prior written consent of the Required Banks, which consent shall not be unreasonably withheld.

                  SECTION 8.6. Lease-Backs. Borrower and its Subsidiaries shall not enter into any direct or indirect arrangement with any Person, whereby Borrower or any such Subsidiary shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in their respective businesses in connection with the rental or lease of the property so sold or transferred or of other property that Borrower or any Subsidiary thereof intends to use for substantially the same purpose or purposes as the property so sold or transferred; provided, however, that Borrower may engage in such sales or transfers if the sales prices are not less than fair market value of such property and the aggregate consideration received by Borrower for all such sales does not exceed $20,000.

                  SECTION 8.7. Change in Business; Change in Name or other Matters. No Loan Party will materially change or alter the nature of its business as conducted as of the date hereof. No Loan Party shall make any change in its corporate name, principal place of business or chief executive office or its corporate form, or any change in the information disclosed on
Schedule 4.3 hereto, without giving at least 30 days' prior written notice to Agent and unless, prior to adopting any such change, such Loan Party takes such action and delivers such documents and instruments (including without limitation amendments to UCC financing statements) as may be reasonably requested by Agent and its counsel in order to reflect such change or to preserve the perfection and priority of the Liens on the Collateral granted pursuant to the Loan Documents. Any new principal place of business or chief executive office shall be located in the continental United States.

                  SECTION 8.8. Prohibited Amendments. Borrower and its Subsidiaries will not amend, restate, supplement or modify or consent to any amendment, restatement, supplement, or other modification of (i) any of the terms (including acceleration, covenant, default, subordination, sinking fund, repayment, interest rate, redemption or conversion provisions) contained in, or applicable to, any Subordinated Debt of any such Person or other instrument evidencing or applicable to any such Subordinated Debt, (ii) the charter or by-laws of Borrower or any Subsidiary (other than pursuant to the Merger Documents), (iii) any certificate of designation or resolution of the board of directors of Borrower specifying the terms of any class of its Capital Interests, (iv) any material term or provision of the Current Credit Policies, Extension Policy or Operating Policies, (v) any of the Warehouse Documentation, or (vi) any of the Merger Documents except for such amendments to the Merger Documents that do not adversely affect Borrower or the Agent and the Banks.

                  SECTION 8.9. Transactions with Affiliates. Borrower and its Subsidiaries shall not enter into, or cause, suffer, or permit to exist, any transactions including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate on terms that are less favorable to

Borrower or such Subsidiary, as the case may be, than those that would be obtainable at the time from any Person that is not such an Affiliate; provided that the foregoing shall not be deemed to prohibit (a) the payment of (i) loan origination fees to Affiliates of Borrower not in excess of $200 per Car Loan in respect of Car Loans originated or acquired by an Affiliate of Borrower which are assigned to Borrower by such Affiliate, or (ii) the payment by Borrower to an Affiliate thereof of out-of-pocket repossession costs incurred by such Affiliate on Borrower's behalf, including reasonable and customary repossession charges, storage fees, and make-ready, repair and auction/selling costs; or (b)other transactions expressly permitted by the terms hereof, including without limitation asset securitization transactions between Borrower and any wholly-owned special purpose Subsidiary of Borrower.

                  SECTION 8.10. Negative Pledges. With respect to Borrower (but not MARCO), enter into any agreement (excluding this Agreement and the other Loan Documents and excluding the Junior Pledge (as defined in the Pledge Agreement) so long as such Junior Pledge does not prohibit the Liens in favor of the Agent and the Banks) that prohibits the creation or assumption of any Lien upon its properties, revenues, or assets, whether now owned or hereafter acquired, except for intellectual property licenses that prohibit encumbrances on the licensed intellectual property and leases that prohibit encumbrances on the leased property.

                  SECTION 8.11. Inconsistent Agreements. No Loan Party shall enter into any agreement containing any provisions that would be violated or breached by any borrowing hereunder or by the performance by any Loan Party of its Obligations under any of the Loan Documents.

                  SECTION 8.12. Change of Control. The Loan Parties shall not suffer to occur or exist any Change of Control.


                                   ARTICLE IX
                             DEFAULTS AND REMEDIES

                  SECTION 9.1. Events of Default. If any one or more of the following Events of Default shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

             (a) if default shall be made by any Loan Party in the due and punctual payment of the principal of or interest on any of the Loans or any other Obligations due and owing to the Agent or the Banks, when and as the same shall become due and payable;

             (b) if default shall be made by any Loan Party in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in (i) Section 6.1 (excluding clauses (b) and (c) thereof), 6.5, 6.8, 6.9, 6.11, 6.12 or 6.13, or Article VII or VIII
         hereof, or (ii) Section 6.1(b), 6.1(c) or 6.3 and such default referenced in this clause (b)(ii) shall not have been remedied within 5 days after such failure shall first have become known to any officer of Borrower or Search;

             (c) if default shall be made by any Loan Party in the performance or observance of, or shall occur under, any other covenant, agreement or provision of this Agreement and such default shall not have been remedied within 30 days after such failure shall first have become known to any officer of Borrower;

             (d) if default shall be made by any Loan Party in the performance or observance of, or shall occur under, any covenant, agreement or provision of any other Loan Document or in any other agreement, instrument or document delivered to the Agent or the Banks and such default shall not have been remedied within such grace or cure period, if any, as may be provided therefor;

             (e) if any Loan Party shall (i) default in the payment of any principal, interest or premium with respect to any Indebtedness (other than the Obligations under the Loan Documents) for borrowed money or any obligation that is substantially equivalent thereto (specifically including, without limitation, the Debt Assumption Agreement), if the aggregate for all such defaulted Indebtedness or such obligations with respect to the Loan Party exceeds at any time $250,000, and such default shall continue for more than the period of grace, if any, therein specified or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto if the amount of such obligation, together with all other defaulted obligations of the Loan Parties, exceeds at any time $250,000 and the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity; but specifically excluding, in the case of either clause (i) or clause (ii) above, any default or breach existing as of the Closing Date under any of the Existing Securitizations or the Warehouse Facility;

             (f) if any representation or warranty or any other statement of fact made by any Loan Party herein or in any other Loan Document or in connection with the transactions contemplated hereby or thereby, or in any writing, certificate, report or statement at any time furnished by any Loan Party to the Agent or any of the Banks pursuant to or in connection with this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect when made or furnished;

             (g) if any Loan Party shall: file a petition or seek relief under or take advantage of any insolvency law; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or of the whole or substantially all of its property; file a petition or an answer to a petition (other than an answer seeking to dismiss the petition) under any chapter of the United States Bankruptcy Code, as amended (11 U.S.C. ss. 101 et seq.); or file a petition or seek relief under or take advantage of any other similar law or statute of the United States of America, any state thereof, or any foreign country;

             (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing or authorizing a receiver, trustee, liquidator, custodian or conservator of any Loan Party or of the whole or substantially all of its property, or enter an order for relief against any Loan Party in any case commenced under any chapter of the United States Bankruptcy Code, as amended, or grant relief under any other similar law or statute of the United States of America, any state thereof, or any foreign country; or if, under the provisions of any law for the relief or aid of debtors, a court of competent jurisdiction or a receiver, trustee, liquidator, custodian or conservator shall assume custody or control or take possession of any Loan Party or of the whole or substantially all of its property; or if there is commenced against any Loan Party any proceeding for any of the foregoing relief or if a petition is filed against any Loan Party under any chapter of the United States Bankruptcy Code, as amended, or under any other similar law or statute of the United States of America or any state thereof or any foreign country and such proceeding or petition remains undismissed for a period of 60 days; or if any Loan Party by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition;

             (i) if any judgment or judgments against any Loan Party or any attachment or execution against any of its property for any amount in excess of $250,000 individually or in the aggregate remains unpaid, unstayed, undismissed or unbonded for a period of more than 30 days;

             (j) if (i) there shall occur any material adverse change in the Collateral or in the business of any Loan Party, or the operation, conduct or prospects thereof, that individually or in the aggregate, would have a Material Adverse Effect; or (ii) George C. Evans shall cease to be the chief executive officer of Search actively involved in, and substantially responsible for, the day-to-day operations of Search and shall not have been replaced within a reasonable time (as determined by the Required Banks) by a successor approved by the Banks, such approval not to be unreasonably withheld; provided that if any of the foregoing events described in clauses (i) or (ii) shall occur, such event shall constitute a Default and an Event of Default only for purposes of Section 5.2(b) and Borrower hereby agrees that it shall repay all outstanding Obligations in full, and the Commitments shall be terminated, on the earlier of (x) the 90th day following the occurrence of any such event, or (y) the Maturity of the Obligations;

             (k) if, for any reason, any provision of any agreement that provides for the subordination of any Indebtedness of any Loan Party to the Notes or any other Obligations of any Loan Party to the Agent or any Bank shall be invalidated or otherwise shall cease to be of full force and effect;

then, in the case of an Event of Default described in clause (g) or (h) above and in the case of an Event of Default described in clause (b) above involving a breach of or default under Section 8.12 hereof, the Aggregate Commitment shall automatically terminate and the unpaid balance of all Notes and all interest accrued thereon and any accrued and unpaid fees and expenses and other Obligations hereunder or under any other Loan Document automatically (without any action on the part of the Agent or the Banks and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived) forthwith shall become due and payable, and, in the case of any other Event of Default, then and in any such event, and at any time thereafter, if such or any other Event of Default shall then be continuing, except as otherwise provided in clause (j) above, the Agent may, and upon the direction of the Required Banks, the Agent shall, declare (i) the Aggregate Commitment to be terminated, whereupon the obligation of the Agent and the Banks to make further Loans hereunder shall terminate immediately, and/or (ii) the Notes to be due and payable, whereupon the then unpaid balance of all Notes shall be accelerated and all interest accrued thereon and any accrued and unpaid fees and expenses and other Obligations hereunder or under any other Loan Document forthwith shall become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in Notes to the contrary notwithstanding.

                  SECTION 9.2. Suits for Enforcement. In case any one or more Events of Default shall occur and be continuing and the Obligations shall have been accelerated (or, in the case of an event described in Section 9.1(j), the Obligations shall have become due and payable as set forth therein), the Agent, on behalf of the Banks, may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein, in the other Loan Documents, or in any document or instrument delivered in connection with or pursuant to this Agreement or the other Loan Documents or to enforce the payment of the Notes and any other Obligations or any other legal or equitable right or remedy.

                  SECTION 9.3. Rights and Remedies Cumulative. No right or remedy herein conferred upon the Banks or the Agent is intended to be exclusive of any other right or remedy contained herein or in the other Loan Documents or in any instrument or document delivered in connection with or pursuant to this Agreement or the other Loan Documents, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

                  SECTION 9.4. Rights and Remedies Not Waived. No course of dealing under the Prior Loan Agreement or hereunder or any failure or delay on the part of any Bank or the Agent in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of such or any other Bank or the Agent and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.


                                   ARTICLE X
                                 MISCELLANEOUS

                  SECTION 10.1. Collection Costs. In the event that the Banks or the Agent or any of them shall retain or engage an attorney or attorneys to collect or enforce or protect its interests with respect to this Agreement, any of the other Loan Documents, or any instrument or document delivered pursuant to this Agreement or the other Loan Documents, including, without limitation, each of the documents referred to in Section 5.1 hereof, or to protect the rights of any holder or holders with respect thereto, Borrower shall pay, within 10 days after demand therefor, all of the reasonable costs and expenses of such collection, enforcement or protection, including reasonable attorneys' fees and disbursements, and the Banks or the Agent or the holders of such Notes, as the case may be, may seek and obtain judgment for all such amounts, in addition to the unpaid principal balance of the Notes and accrued interest thereon and any accrued and unpaid fees and expenses and other Obligations due and payable hereunder.

                  SECTION 10.2 Modification and Waiver. No modification, amendment or waiver of any provision of this Agreement, the other Loan Documents or any other documents executed in connection herewith or therewith and no consent by the Banks or the Agent to any departure therefrom by any Loan Party shall be effective unless such modification, amendment, waiver or consent shall be in writing and signed by the Agent, the Required Banks, or all Banks, as applicable, and, in the case of a modification or amendment other than those described in clause (iii) of this Section 10.2, by an Authorized Officer of each of Borrower and Guarantor, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. The following written consents are required:

             (i) except for those matters in the Loan Documents expressly reserved for approval of the Agent and those matters set forth below requiring the consent of all Banks, no provision hereof may be amended, modified or waived without the prior written consent of the Required Banks and no provision governing the duties of the Agent may be amended or modified without the prior written consent of the Agent.

             (ii) no provision of the Loan Documents may be amended, modified or waived without the prior written consent of all Banks, if such amendment, modification or waiver:

                  (a) has the effect of increasing the Aggregate Commitment; or

                  (b) has the effect of reducing the amount of any principal, interest or fees payable hereunder, (except for payments to the Agent only, which may be reduced with the sole consent of the Agent); or

                  (c) has the effect of deferring or postponing the date fixed for the payment of principal, interest or fees hereunder, (except for payments to the Agent only which may be deferred with the sole consent of the Agent);

                  (d) results in a release of Collateral other than as
             expressly permitted by the Loan Documents, releases the Guarantor from its Obligations under Article XIII of this Agreement, or releases any Subsidiary guaranteeing the Obligations from its Obligations in respect of such guaranty;

                  (e) changes or revises the definition of Required Banks or any provision of this Section 10.2; or

                  (f) changes or revises the definition of the terms "Borrowing
             Base", or "Eligible Car Loans".

             (iii) The provisions of Article XI may be amended, modified or waived with the prior written consent of the Agent and Required

         Banks, but without the consent or approval of Borrower or Guarantor, except for Section 11.4, as to which Borrower's and the Guarantor's prior written consent shall be required.

            (iv) The aggregate amount of the Commitment of any Bank shall not be increased without the consent of such Bank.

                  SECTION 10.3. GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER AND WITH RESPECT TO INTEREST, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE
OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT TO THE
EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE TO THE EXERCISE OF REMEDIES AND THE PERFECTION OF SECURITY INTERESTS UNDER THE UCC.

                  SECTION 10.4. Notices. All notices, requests, demands or other communications provided for herein shall be in writing and shall be deemed to have been given (i) three days after the date mailed if sent by registered or certified mail, postage prepaid, return receipt requested, (ii) on the day of delivery if personally delivered, addressed, as the case may be, as follows:

         if to the Agent at:

         Fleet Bank, N.A.
         Mail Stop: CT MO H21B
         777 Main Street
         Hartford, Connecticut  06115
         (Attention: Mr. Edward J. Walsh
                     Mr. Andrew J. Maidman)

         with a copy to:

         Winston & Strawn
         35 W. Wacker Drive
         Chicago, IL 60601
         (Attention:  Gemia McDearmon Jonscher)

         and to:

         Winston & Strawn
         200 Park Avenue
         New York, New York  10166-4193
         (Attention:  Howard Seife)
         if to any Bank, at the address of such Bank specified on Exhibit A hereto; and

         if to the Borrower at:

         MS Financial, Inc.
         600 North Pearl Street
         Suite 2500
         Lockbox 123
         Dallas, Texas  75201-2899
         (Attention: Vann R. Martin)

         with a copy to:

         Search Financial Services Inc.
         600 North Pearl Street
         Suite 2500
         Lockbox 123
         Dallas, Texas  75201-2899
         (Attention: Robert D. Idzi)

         and to:

         Search Financial Services Inc.
         600 North Pearl Street
         Suite 2500
         Lockbox 123
         Dallas, Texas  75201-2899
         (Attention: Ellis A. Regenbogen, Esq.)

         if to the Guarantor, at:

         Search Financial Services Inc.
         600 North Pearl Street
         Suite 2500
         Lockbox 123
         Dallas, Texas  75201-2899
         (Attention: George C. Evans)

         with a copy to:

         Search Financial Services Inc.
         600 North Pearl Street
         Suite 2500
         Lockbox 123
         Dallas, Texas  75201-2899
         (Attention: Robert D. Idzi)
         and to:

         Search Financial Services Inc.
         600 North Pearl Street
         Suite 2500
         Lockbox 123
         Dallas, Texas  75201-2899
         (Attention: Ellis A. Regenbogen, Esq.)

or to such other person or address as any party shall designate to the other parties from time to time in writing forwarded in like manner, or (iii) on the day of transmission if sent by telecopier and confirmed, on the same day as such notice is sent, by telephonic notice on such date.

                  SECTION 10.5. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, consistently applied. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP, consistently applied except that if because of a change in GAAP, any Loan Party would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation will continue to be made in accordance with such Loan Party's previous accounting methods or policy. Unless otherwise specified herein all financial statements required to be delivered hereunder, shall be prepared and all financial records shall be maintained in accordance with GAAP. Notwithstanding anything contained to the contrary in this Agreement, Borrower may after the Closing Date adopt the accounting policies and procedures currently used by Search, provided that Borrower shall notify the Banks of any changes to its accounting policies and procedures and, to the extent the adoption of any such policies and procedures affects any financial covenant calculation or similar calculation under this Agreement or the other Loan Documents, the Borrower and the Agent shall negotiate in good faith in order to amend such provisions of this Agreement or the other Loan Documents so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries or the Collateral shall be the same after such changes as if such changes had not been made.

                  SECTION 10.6. Costs and Expenses; Indemnity. (a) Borrower agrees to pay, within ten (10) days after presentation of a statement, (i) all reasonable out-of-pocket costs and expenses incurred by the Agent, including, but not limited to, reasonable attorneys' fees, in connection with the preparation, execution, delivery, filing, recording, administration, modification, restatement or amendment of this Agreement, the other Loan Documents and all instruments and documents delivered pursuant to this Agreement or the other Loan Documents (including any Assignments and any waivers or consents which may be requested by any Loan Party or which may otherwise be executed and delivered) including, without limitation, each of the documents referred to in Section 5.1 hereof, all out-of-pocket costs and expenses, if any, in connection with the enforcement (whether in the context of a civil action, adversary proceeding, bankruptcy or other form of insolvency proceeding, workout or otherwise) of this Agreement, the other Loan Documents, and such other instruments and documents, including, but not limited to, reasonable attorneys' fees, audit charges, appraisal fees, search fees and filing fees and all out-of-pocket costs and expenses of the Agent in connection with its duties; and (ii) all out-of-pocket expenses incurred by each Bank, including, but not limited to, reasonable attorneys' fees, in connection with the administration, modification, restatement or amendment of this Agreement, the other Loan Documents and all instruments and documents delivered pursuant to this Agreement or the other Loan Documents (including any waivers or consents which may be requested by any Loan Party or which may otherwise be executed and delivered) including, without limitation, all out-of-pocket costs and expenses, if any, in connection with the enforcement (whether in the context of a civil action, adversary proceeding, bankruptcy or other form of insolvency proceeding, workout or otherwise) of this Agreement, the other Loan Documents, and such other instruments and documents, including, but not limited to, reasonable attorneys' fees, audit charges, appraisal fees, and all out-of-pocket costs and expenses of such Bank.

                  (b) Each Loan Party agrees to indemnify and save harmless the Banks, any Participants and the Agent and each of their respective officers, directors, employees, agents, attorneys-in-fact and Affiliates from and against any and all actions, causes of action, suits, losses, liabilities and damages and expenses (including, without limitation, attorneys' fees) in connection therewith (herein called the "Indemnified Liabilities") incurred by the Banks, any Participants or the Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates as a result of, or arising out of or relating to any of the transactions contemplated hereby or by the other Loan Documents, except for any Indemnified Liabilities arising on account of the gross negligence or willful misconduct of the Person seeking indemnity under this Section 10.6(b); provided, however, that, if and to the extent such agreement to indemnify may be unenforceable for any reason, each Loan Party shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which shall be permissible under applicable law. The agreements in this Section 10.6 shall survive the payment of the Obligations.

                  SECTION 10.7. WAIVER OF JURY TRIAL AND SETOFF. EACH OF BORROWER, GUARANTOR, THE AGENT AND THE BANKS HEREBY WAIVES (TO THE EXTENT PERMITTED BY LAW) THE RIGHT TO A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE

OTHER LOAN DOCUMENTS, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN OR AMONG BORROWER AND/OR GUARANTOR AND ANY OF THE BANKS OR THE AGENT, BETWEEN ANY BANKS, AND BETWEEN THE AGENT AND ANY BANKS; AND BORROWER AND GUARANTOR EACH HEREBY WAIVES THE RIGHT TO INTERPOSE ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN CONNECTION WITH ANY SUCH LITIGATION, IRRESPECTIVE OF THE NATURE OF SUCH SETOFF, COUNTERCLAIM OR CROSS-CLAIM (UNLESS SUCH SETOFF, COUNTERCLAIM OR CROSS-CLAIM COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION).

                  SECTION 10.8. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

                  SECTION 10.9. Lien; Setoff by Banks. (a) Borrower and each of its Subsidiaries hereby grants to the Agent and the Banks a continuing lien, as additional security for its Obligations to the Agent and the Banks, upon any and all monies, securities and other property of Borrower or such Subsidiary and the proceeds thereof, now or hereafter held or received by or in transit to, the Agent or any of the Banks from or for Borrower or such Subsidiary, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower and each Subsidiary with, and any and all claims of each Loan Party against, the Banks, at any time existing. Upon the occurrence of any Event of Default, the Agent and the Banks are hereby authorized at any time and from time to time, without notice to any Loan Party, to setoff, appropriate and apply any or all items hereinabove referred to against all Obligations, whether under this Agreement, the Notes or otherwise, and whether now existing or hereafter arising. The Agent and each Bank agree promptly to notify Borrower and Guarantor after any such setoff and application is made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                  (b) Each holder of a Note agrees that if it shall, through the exercise of a right of banker's lien, setoff, counterclaim or otherwise, obtain payment with respect to any Note that results in its receiving more than the share of the aggregate payments or reductions of all Notes such holder would have received in the absence of such action, it shall forthwith purchase from such other holders a participation in all of the Notes held by such other holders so that the amount of all unpaid Notes and participations therein held by all holders shall be reinstated to their respective proportionate amounts existing prior to such action.

                  (c) Each Loan Party expressly consents to the foregoing arrangements in Section 10.9(b) and agrees that any holder of a participation in a Note so acquired may exercise any and all rights of banker's lien, setoff, counterclaim or otherwise with respect to any and all monies owing by such holder to a Loan Party as fully as if such holder were a holder of a Note in the amount of such participation. If all or any portion of any such excess payment is thereafter recovered from the holder which received the same, the purchase provided for in Section 10.9(b) shall be rescinded to the extent of such recovery, without interest.

                  (d) Each Bank agrees that if and to the extent that any amount received by the Agent or any Bank from any Loan Party or any other obligor in connection with the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or judicially required to be repaid to a trustee, receiver or any other person under any applicable creditors' remedy proceeding, including without limitation any bankruptcy proceeding, the other Banks (each, a "purchasing Bank") hereto shall purchase from the Bank from which said amount is recovered an additional participation in such amount equal to such purchasing Bank's Percentage of that amount. The amount invalidated, declared to be fraudulent or preferential, set aside or judicially required to be repaid to a trustee, receiver or any other person under any applicable creditors' remedy proceeding shall be deemed to be an amount immediately due and owing from Borrower.

                  SECTION 10.10. JURISDICTION; SERVICE OF PROCESS. BORROWER AND GUARANTOR EACH HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND OF ANY FEDERAL COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, AND AGREES THAT VENUE IN EACH OF SUCH COURTS IS PROPER IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR
RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY DOCUMENT OR INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER OR GUARANTOR IN ANY OTHER JURISDICTION.

                  SECTION 10.11. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of Borrower, Guarantor, the Agent and the Banks and their respective successors and assigns, and all subsequent holders of the Notes, except that the obligation of the Banks to make Loans hereunder shall not inure to the benefit of any Person other than Borrower and except that neither Borrower nor Guarantor may assign any of their rights and obligations hereunder to any Person.

                  SECTION 10.12 Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

                  SECTION 10.13. Interest. (a) Usury Limitation. It is the intention of the parties hereto to conform strictly to the usury laws now in force in the appropriate controlling jurisdiction. Accordingly, if the transactions contemplated hereby would be usurious, under any controlling law, then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other instrument or agreement entered into in connection therewith, it is agreed as follows: (i) the aggregate of all charges that constitute interest under the laws of the controlling jurisdiction that are contracted for, chargeable or receivable under this Agreement or under any of the other aforesaid instruments or agreements or otherwise in connection with the Notes ("Interest") shall under no circumstances exceed the maximum amount of interest permitted by law (the "Maximum Amount"), and any Interest in excess of the Maximum Amount shall be canceled automatically and shall not be payable under this Agreement, the Notes or the aforesaid instruments or agreements and, if theretofore paid, shall be either refunded to Borrower or credited ratably on the principal of the Notes; and (ii) in the event that the Maturity of the Notes is accelerated by reason of an election of the Agent or the Required Banks resulting from any Event of Default under this Agreement or otherwise, or in the event of any voluntary or mandatory prepayment by any Borrower permitted or required by this Agreement, the Notes or any of the other aforesaid instruments or agreements, then Interest may never include more than the Maximum Amount, and excess Interest, if any, shall be canceled automatically as of the date of such acceleration or prepayment, and if theretofore paid, shall be either refunded to Borrower or credited ratably on the principal of the appropriate Notes; provided, that, nothing contained in this Section 10.13 shall be deemed to imply that the laws of any state other than the State of New York shall govern this Agreement or the Notes.

                  (b) Recapture. If, at any time, Interest would exceed the Maximum Amount but for the foregoing limitation, Interest shall remain at the Maximum Amount, notwithstanding any subsequent reduction of Interest, until the total amount of Interest equals the amount of Interest which would have accrued if Interest had not been limited to the Maximum Amount, but nothing in this paragraph shall affect or extend the Maturity of any of the Notes.

                  If, at Maturity or final payment of any of the Notes, the total amount of Interest paid is less than the total amount of Interest that would have accrued had Interest not been limited to the Maximum Amount, Borrower agrees, to the full extent permitted by law, to pay to the Banks an amount equal to the positive difference, if any, derived by subtracting (x) the amount of Interest that accrued on its respective Notes pursuant to the provisions of Section 10.13(a) hereof from (y) the lesser of (i) the amount of Interest that would have accrued on such Notes if the Maximum Amount had at all times been in effect, and (ii) the amount of Interest that would have accrued if Interest on such Notes, not limited to the Maximum Amount, had at all times been in effect.

                  SECTION 10.14. Attorneys' Fees. As used in this Agreement, "attorneys' fees" shall include, but not be limited to, all reasonable fees of counsel (including, without limitation, those incurred on appeals) arising from such services and all reasonably incurred expenses, costs, charges and other fees of such counsel, and all such fees shall constitute Obligations of Borrower to the Agent and the Banks under this Agreement. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; long distance telephone charges; air express and courier charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

                  SECTION 10.15. Severability. Any provision of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or modified to conform with such laws, without invalidating the remaining provisions of this Agreement, and any such prohibition in any jurisdiction shall not invalidate such provisions in any other jurisdiction.

                  SECTION 10.16. Confidentiality. The Agent and each Bank and Participant are hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of Guarantor or Borrower or any Subsidiary thereof that may be furnished to it hereunder or otherwise to any attorney or auditor thereof, to any regulatory body or agency having jurisdiction over the Agent or such Bank or Participant or to any Person which shall, or shall have any right or obligation to, succeed to all or any part of the interest of the Agent or such Bank in, this Agreement, the other Loan Documents and any security herein or therein provided for or otherwise securing the Notes, including without limitation any Assignee or Participant or proposed Assignee or Participant. Except as provided above, the Agent and the Banks agree that from the date hereof, they will not, without the prior written consent of Borrower and Guarantor, either (i) submit or disclose to or file with any Person (other than a Bank, an Assignee or Participant or a proposed Assignee or Participant) or
(ii) use (for any purpose other than in connection with the preservation and protection of their interests in the Loans and the Collateral therefor) any confidential or non-public information relating to Borrower or Guarantor, except where disclosure may be required by law or where such information was known to the Agent or any Bank prior to the Agent's or any Bank's receipt of such information from a Loan Party or was provided to the Agent or any Bank by a Person other than a Loan Party.

                  SECTION 10.17. Loss, Theft, Etc. of Notes. Upon receipt by Borrower of (i) an affidavit of an authorized officer of any Bank setting forth the fact of loss, theft or destruction of any Note and of its ownership of the Note at the time of such loss, theft or destruction or (ii) a mutilated Note, such affidavit or mutilated Note shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note without expense to the holder thereof, provided that such Bank agrees in writing to indemnify Borrower.

                  SECTION 10.18. Entire Agreement. This Agreement and the Loan Documents constitute the entire agreement between the parties relative to the subject matter hereof and thereof. Any previous agreement among the parties with respect to such subject matter is superseded by this Agreement and the Loan Documents as in effect as of the date hereof.


                                   ARTICLE XI
                                     AGENCY

                  Borrower, Guarantor and the Banks agree with the Agent as follows:

                  SECTION 11.1. Appointment and Actions. (a) Each Bank hereby irrevocably designates and appoints Fleet as the Agent of such Bank under the Loan Documents (including any additional documents referred to therein as "Loan Documents"), and each such Bank hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions hereof and thereof and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms hereof and thereof together with such other powers as are reasonably incidental thereto. The Agent shall hold the Collateral in accordance with the terms of any Loan Document pursuant to which a security interest in such Collateral is granted to the Agent in behalf of the Banks. Notwithstanding any provision to the contrary in this Agreement or any of the other Loan Documents, the Agent shall not have any duties or responsibilities except those expressly set forth herein or therein, nor any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

                  (b) The Agent may execute any of its duties by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  (c) Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with any of the Loan Documents (except for its or such person's own gross negligence or willful misconduct), or (ii) liable in any manner to any Bank or Participant for any recitals, statements, representations or warranties made by any Loan Party contained herein or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with any of the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of Borrower or any other Loan Party to pay or perform its Obligations under any of the Loan Documents. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of any of the Loan Documents, or to inspect the properties, books or records of Borrower or any other Loan Party.

                  (d) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.

                  (e) The Agent shall be fully justified in failing or refusing to take any action under any of the Loan Documents unless it shall first receive such advice or concurrence of the Banks as it deems appropriate or as required by the specific terms of this Agreement or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Required Banks (or all of the Banks if specifically required by the terms of this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes and all Participants.

                  (f) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default or any default under any document, agreement or instrument delivered in connection therewith, unless the Agent shall have actual knowledge thereof or shall have received notice from any Bank or a Loan Party, describing such event, act or condition, Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent has such actual knowledge or receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such event, act or condition or Default or Event of Default as shall be reasonably directed by the Required Banks (or all Banks if specifically required by the terms of this Agreement) in writing; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action (other than declaring the Aggregate Commitment to be terminated or declaring the Notes to be due and payable pursuant to

Section 9.1 of this Agreement), or refrain from taking such action, with respect to such event, act or condition, Default or Event of Default as it shall deem advisable in the best interests of the Banks.

                  (g) Until such time as the Agent shall have been notified in writing duly executed on behalf of any Bank by an officer thereof duly authorized to take such action, that such Bank has sold all or a portion of the Loans made by, or Commitment of, such Bank, the Agent may treat such Bank as the owner or holder of such Bank's share of the Loans or Aggregate Commitment, as applicable, in accordance with the percentages thereof advanced by such Bank.

                  (h) At any time or times, in order to comply with any legal requirement in any jurisdiction, the Agent may appoint another bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Agent, or to act as separate agent or agents on behalf of the Banks with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of this Article XI).

                  (i) With respect to Fleet's Commitment and any Loans by Fleet under this Agreement and the other Loan Documents, and any interest of Fleet in this Agreement and any other Loan Documents, Fleet shall have the same rights and powers hereunder and thereunder as any other Bank, and may exercise the same as though it were not the Agent. Fleet and its Affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Loan Parties and their Affiliates as if Fleet were not the Agent.

                  SECTION 11.2. Independent Credit Decisions. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Loan Party or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or the other Banks, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Affiliates and made its own decision to enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or the other Banks, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Loan Party which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                  SECTION 11.3. Indemnification of Agent. Each Bank agrees to indemnify Fleet in its capacity as Agent (to the extent not reimbursed by Borrower or the other Loan Parties), ratably according to its Percentage of the Aggregate Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of any of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and related Obligations.

                  SECTION 11.4. Resignation and Succession. The Agent may resign as Agent upon ten days' written notice to the Banks and Borrower and Guarantor; provided, however, that such resignation shall not become effective until a successor agent shall have accepted its appointment hereunder; and provided, further, that if no successor shall have so accepted within 30 days from the date of such notice, the Agent may apply to a court of competent jurisdiction for the appointment of a successor agent. If the Agent shall resign as Agent, then the Required Banks shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. The Agent shall consult with Borrower and Guarantor as to the identity of any such successor agent and any such successor agent shall be consented to by Borrower and Guarantor, which consent shall not be unreasonably withheld, provided that no such consent shall be required if a Default or an Event of Default shall have occurred and be continuing or if such successor agent is a bank or trust company incorporated and doing business within the United States of America and having a combined capital and surplus of at least $250,000,000. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. In the event that the Agent becomes subject to the receivership of the Federal Deposit Insurance

Corporation or any successor entity, such receiver commences the liquidation of the Agent, and Banks holding at least 10% of the Aggregate Commitment request the Agent to resign because of such receivership, the Agent's agency under this Agreement shall terminate.


                                  ARTICLE XII
                      PARTICIPATIONS; SALES AND TRANSFERS

                  SECTION 12.1. Participations. (a) Each Bank may grant participations to other Persons and financial institutions of such Bank's choosing in all or any portion of its rights and/or obligations hereunder, under the Commitment of such Bank and the Loans made by such Bank; provided that no agreement governing such participation shall grant to the Participant a right of consent or approval with respect to any amendment, modification or supplement hereto, except for those matters specified in Section 10.2(ii)(b) and (c) or the release of all or substantially all of the Collateral (other than as expressly permitted by the Loan Documents). No Bank, as between Borrower and the Guarantor or the Agent and such Bank, shall be relieved of any of its obligations hereunder as a result of the granting of any participation. Borrower and Guarantor each hereby acknowledge and agree that the grant of any participation described in this Section 12.1 will give rise to a direct obligation of Borrower and Guarantor to the Participant and such Person shall be considered a Bank and may rely on, and possess all rights under, any opinions, certificates, or other instruments delivered under or in connection with this Agreement or the other Loan Documents; provided, however, that the Loan Parties shall only be required to deliver information and data required pursuant to this Agreement to the Bank granting a participation in (in whole or in part) the Commitment of such Bank, the Loans made by such Bank, the Notes payable to such Bank and other rights of such Bank; and provided, further, that no Participant shall be entitled to any payment from Borrower or any other Loan Party in an amount greater than that which the applicable originating Bank would have been entitled to under this Agreement.

                  (b) Each Bank may furnish to Participants and Assignees (including, without limitation, prospective Participants and Assignees) any information concerning the Loan Parties received by such Bank from time to time pursuant to this Agreement; provided, however, that each Participant and Assignee to whom any such information is delivered shall agree not to use or to disclose to any other Person such information except as provided in Section 10.16.

                  SECTION 12.2. Sales and Transfers. (a) Any Bank with the prior written consent of each of Borrower, Guarantor and the Agent, which, in each case, shall not be unreasonably withheld, and upon delivery of a $2,500 processing fee to the Agent may execute an assignment and acceptance substantially in the form of Exhibit E hereto, with appropriate insertions (herein individually called an "Assignment" and collectively called the "Assignments"), whereby such Bank (herein each, an "Assignor") shall assign, without recourse and without representation or warranty except as specifically set forth in said Assignment, to one or more commercial banks or other financial institutions (herein individually called an "Assignee" and collectively called the "Assignees") all or any part of the Assignor's rights and benefits, and delegate all or any part of the Assignor's obligations, under this Agreement, the Commitment, the Loans, and the Notes, provided, that, the Assignor may not make any such Assignment to any one Assignee for a Commitment of less than $5,000,000 (or the balance of the Assignor's Commitment, if less) nor may the Assignor make any Assignment if the effect of such Assignment would be for the Assignor to retain a Commitment of less than $5,000,000; provided further, that so long as any Event of Default shall have occurred and be continuing hereunder, Borrower's and Guarantor's consent to an Assignment shall not be required.

         (b) Upon execution, delivery and acceptance of each Assignment, from and after the effective date specified therein, which effective date shall be at least five Business Days after the execution thereof, Borrower, Guarantor, the Agent, and each of the Banks agree that, to the extent of any such
Assignment:

                  (i) the Assignee, in addition to any rights, benefits and obligations hereunder held by it immediately prior to such effective date, shall have the rights, benefits and obligations of a Bank under this Agreement, the Assignor's Commitment, the Loans, and the Notes as it would have if it were a Bank hereunder to the extent that the same have been assigned and delegated to it pursuant to such Assignment; and

                  (ii) the Assignor, to the extent that rights, benefits and obligations hereunder have been assigned and delegated by it pursuant to such Assignment, shall relinquish its rights and benefits and be released from its obligations under this Agreement (and, in the case of an Assignment covering all or the remaining portion of the Assignor's rights, benefits and obligations under this Agreement, the Assignor shall cease to be a Bank hereunder), except that in all cases the Assignor shall remain entitled to the rights and benefits arising under Sections 3.3 and 10.6, and shall remain liable with respect to any of its obligations arising under Article XI, with respect to any matters arising prior to the effective date of any such Assignment;

provided, however, that the Agent and each Bank shall be entitled to continue to deal solely and directly with the Assignor in connection with the interests so assigned and delegated to the Assignee until written notice of such Assignment, together with addresses and related information with respect to the Assignee, shall have been given to the Agent and each Bank by the Assignor and the Assignee.

         (c) Upon its receipt of an Assignment executed by the Assignor and an Assignee, together with the Note or Notes (if applicable) subject to such Assignment, the Agent shall, if such Assignment has been completed and is in substantially the form of Exhibit E hereto, accept such Assignment and forward a photostatic copy thereof to Borrower and Guarantor. Within 5 Business Days after its receipt of a photostatic copy of such Assignment, Borrower shall execute and deliver to the Agent, to be exchanged for the Note or Notes delivered to the Agent by the Assignor, a new Note or Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and, if the Assignor has retained a Commitment hereunder, a new Note or Notes payable to the order of the Assignor in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment, shall be payable to the order of the Assignee and, if applicable, the Assignor, otherwise shall be in substantially the form of such surrendered Note or Notes, and shall constitute Note(s) under this Agreement. Such new Note or Notes shall be in replacement and substitution for, and not in payment of, the Notes delivered to the Agent by the Assignor. The Agent shall deliver such new Note or Notes to the payee or payees thereof and shall mark the Note or Notes previously held by the Assignor as "replaced" and shall deliver the same to Borrower.

         (d) Within five Business Days after each Assignment has been accepted by the Agent in accordance with the terms hereof, Borrower and the Agent shall revise Exhibit A hereto to set forth (i) the Percentage of each Assignee and such Assignee's name and address and (ii) the Percentage, if any, retained by the Assignor, and the appropriate officer of Borrower and the Agent shall initial each such revision.

         (e) Notwithstanding the foregoing provisions of this Section 12.2, any Bank at any time may assign all or any portion of its rights under this Agreement and the other Loan Documents to a Federal Reserve Bank without complying with such provisions. No such assignment shall release the assigning Bank from its obligations hereunder or under the other Loan Documents.


                                  ARTICLE XIII
                                    GUARANTY

                  SECTION 13.1. Guaranty. Guarantor hereby agrees that it is liable for, and hereby absolutely and unconditionally guarantees to Agent and the Banks and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and the Banks by Borrower. Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Article XIII shall be absolute and unconditional, irrespective of, and unaffected by,

             (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

             (b) the absence of any action to enforce this Agreement (including this Article XIII) or any other Loan Document or the waiver or consent by Agent and the Banks with respect to any of the provisions thereof;

             (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and the Banks in respect thereof (including the release of any such security);

             (d) the insolvency of any Loan Party; or

             (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by Guarantor that its obligations under this Article XIII shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

                  SECTION 13.2. Waivers by Guarantor. Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or the Banks to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, Guarantor. It is agreed among Guarantor, Agent and the Banks that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article XIII and such waivers, Agent and the Banks would decline to enter into this Agreement.

                  SECTION 13.3. Benefit of Guaranty. Guarantor and Borrower each agree that the provisions of this Article XIII are for the benefit of Agent and the Banks and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower and Agent or the Banks, the obligations of Borrower under the Loan Documents.

                  SECTION 13.4. Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, Guarantor hereby expressly and irrevocably subordinates to payment of the

Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Guarantor acknowledges and agrees that this subordination is intended to benefit Agent and the Banks and shall not limit or otherwise affect Guarantor's liability hereunder or the enforceability of this Article XIII, and that Agent, the Banks and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

                  SECTION 13.5 Election of Remedies. If Agent or any Bank may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Bank a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Bank may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XIII. If, in the exercise of any of its rights and remedies, Agent or any Bank shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against Borrower, any other Loan Party or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, Guarantor hereby consents to such action by Agent or such Bank and waives any claim based upon such action, even if such action by Agent or such Bank shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by Agent or such Bank. Any election of remedies which results in the denial or impairment of the right of Agent or any Bank to seek a deficiency judgment against Borrower shall not impair any Guarantor's obligation to pay the full amount of the Obligations. In the event Agent or any Bank shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent or such Bank may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Bank but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, any Bank or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this
Article XIII, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Bank might otherwise be entitled but for such bidding at any such sale.

             THIS AGREEMENT CONTAINS A WAIVER OF TRIAL BY JURY. SEE SECTION
10.7 HEREOF.

                  IN WITNESS WHEREOF, Borrower, Guarantor, the Agent and the Banks have caused this Agreement to be duly executed as of the day and year first above written.



                                           MS FINANCIAL, INC., as Borrower

                                           By: /s/ Vann R. Martin
                                              -------------------------------
                                               President



                                           SEARCH FINANCIAL SERVICES INC.,
                                           as Guarantor

                                           By: /s/ James F. Leary
                                              -------------------------------
                                              Vice Chairman Finance



                                           FLEET BANK, N.A., as Agent and as
                                           one of the Banks

                                           By: /s/ Edward J. Walsh
                                              -------------------------------
                                               Senior Vice President



                                           LASALLE NATIONAL BANK, as a Bank

                                           By: /s/ Terry M. Keating
                                              -------------------------------
                                               First Vice President



                                           NBD BANK, as a Bank

                                           By: /s/ Thomas T. Bower
                                              -------------------------------
                                               Vice President

                                           THE SUMITOMO BANK, LIMITED, as a Bank

                                           By: /s/ Sybil H. Weldon
                                              -------------------------------
                                               Vice President & Mgr.


                                           By: /s/ Lauren P. Carrigan
                                              -------------------------------
                                               Assistant Vice President



                                           CORESTATES BANK, N.A., as a Bank

                                           By: /s/ Charles B. Cook
                                              -------------------------------
                                               Vice President



                                           DRESDNER BANK AG NEW YORK AND
                                           GRAND CAYMAN BRANCHES, as a Bank

                                           By: /s/ William E. Lambert
                                              -------------------------------
                                               Assistant Vice President


                                           By: /s/ Jane A. Majeski
                                              -------------------------------
                                               Vice President



                                           TRUSTMARK NATIONAL BANK, as a Bank

                                           By: /s/ Bob Hardison
                                              -------------------------------
                                               First Vice President

                                   EXHIBIT A

                 Commitment and Percentage of Each of the Banks

                                   Commitment
                 (based upon $70,000,000 Aggregate Commitment)



                                            Aggregate
Name and Address of Bank                    Commitment                  Percentage
------------------------                    ----------                  ----------
Fleet Bank, N.A.
Attention: Mr. Edward J. Walsh
           Mr. Andrew J. Maidman
Mail Stop: CT MO H21B
777 Main Street
Hartford, Connecticut 06115                 $19,444,444                 27.7777%

LaSalle National Bank
Attention:  Terry M. Keating
Financial Services Department
135 South LaSalle Street
Chicago, Illinois  60603                    $11,666,667                 16.6667%

NBD Bank
c/o The First National Bank
 of Chicago
Attention:  Thomas T. Bower
One First National Plaza
Mail Suite 0631, 19th Floor
Chicago, Illinois 60670                     $11,666,667                 16.6667%

The Sumitomo Bank, Limited
Attention: Lauren P. Carrigan
U.S. Commercial Banking Division
303 Peachtree Street
Suite 4420, N.E.
Atlanta, Georgia  30308                     $7,777,778                  11.1111%


                                            Aggregate
Name and Address of Bank                    Commitment                  Percentage
------------------------                    ----------                  ----------
CoreStates Bank, N.A.
Attention:  C.B. Cook
Mortgage Banking and
 Finance Company Group
FC 1-8-12-7
1339 Chestnut Street
Philadelphia, Pennsylvania 19107-3579       $7,777,778                  11.1111%

Dresdner Bank AG New York
 and Grand Cayman Branches
Attention:  William E. Lambert
75 Wall Street
New York, New York 10005-2889               $7,777,778                  11.1111%

Trustmark National Bank
Attention: Bob Hardison
248 East Capitol
P.O. Box 291
Jackson, Mississippi 39205-0291             $3,888,888                   5.5555%

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